UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Thor Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Proxy Statement

2012

Notice of Annual Meeting of Stockholders

To be held on December 11, 2012

419 West Pike Street

Jackson Center, Ohio 45334

November 5, 2012 Dear Fellow Stockholders of Thor Industries:
Peter B. Orthwein Chairman & Chief Executive Officer

As the Board of Directors of Thor Industries, Inc. (“Thor”), we are proud of Thor’s Fiscal Year 2012 results. In our Fiscal Year 2012, we enjoyed our highest level of sales in Thor’s long and successful history. We are reassured of the strength of our strategic plan as we recognize that our record sales year was realized during what is widely considered a continuing down economy. Moreover, our sales generated the Company’s best year of earnings per share since the recession took hold in 2008. Few industries have been hit as hard as the recreation vehicle industry. Despite the challenges posed by a lagging economy, Thor has maintained its unblemished streak of profitable performance and has now reached record sales levels. Indeed, we as a Board and all of us as Stockholders have good cause to find satisfaction with our recent results.

Geoffrey A. Thompson Lead Director
Andrew E. Graves J. Allen Kosowsky

Still, we strive to be better. While we received a ringing endorsement from you, our Stockholders, on our first Say on Pay vote last proxy season, we carefully analyzed our executive compensation plans and made adjustments that we believe fortify the alignment between the compensation incentives of our executive management team and the best interests of our Stockholders. We have just recently introduced a restricted stock unit plan that is the first broad-based stock program in Thor’s history. This plan will ensure that key employees become stockholders, giving them the perspective of an owner as they make short and long-term management decisions for our Company. For most of Thor’s history, the management of our Company enjoyed the good fortune of having been led by its two founders, Wade Thompson and Peter Orthwein. While Mr. Orthwein remains our Chairman and Chief Executive Officer, the face of our management is slowly evolving under both our and Mr. Orthwein’s careful direction. Ensuring that key members of management become engaged as stockholders as well as managers was an important step for our Board to take.

Alan Siegel

This year’s Proxy Statement demonstrates our commitment to more clearly and effectively communicate with our Stockholders. A couple of the enhancements include: the expanded presentation of our Board of Directors with particular highlight on the nominees and an improved Compensation Discussion and Analysis section. We are excited to have enhanced an important communication tool like our proxy and look forward to your feedback on our new format.

Jan H. Suwinski

Like our many operating Subsidiaries, improvement in how we govern as a Board is continuous. To that end, our Board welcomes Stockholder input and feedback. Last year, we recommended that our Say on Pay vote be held annually. This recommendation reveals our commitment to receiving input from and being responsive to our Stockholders. As an owner, it is your right and privilege. As a Board, we value the input.

James L. Ziemer	We hope to see you at the Meeting. We thank you--our Stockholders--for the trust and confidence that each of you have in our Company. The Board of Directors of Thor Industries, Inc.

419 West Pike Street

Jackson Center, Ohio 45334

November 5, 2012

Dear Fellow Stockholders:

I am pleased to invite you to attend our Annual Meeting of Stockholders that will be held on December 11, 2012, commencing at 1:00 p.m. Eastern Standard Time at The Cornell Club, 6 East 44th Street, New York, NY 10036. We hope that you will attend our Meeting. In the event that you cannot attend, we strongly urge you to vote your shares by completing the enclosed proxy card and submitting it as instructed.

Thor Industries values the input of its Stockholders tremendously. Your vote, every vote, is important to us. Please take the time to review our Proxy Statement and to submit your votes. I thank you for your support of our Company.

Sincerely,

Peter B. Orthwein

Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF THOR INDUSTRIES, INC.

Important Notice Regarding the Availability of Proxy Materials for the Thor Industries, Inc. Annual Meeting of

Stockholders to be Held on December 11, 2012

The Proxy Statement and Annual Report on Form 10-K are available at www.edocumentview.com/tho

Time and Date:	1:00 p.m. Eastern Standard Time, Tuesday, December 11, 2012
Place:	The Cornell Club
6 East 44th Street, New York, NY 10036

AGENDA:

1.	Election of directors named in the Proxy Statement;

2.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our Fiscal Year 2013;

3.	Advisory vote to approve named executive officer compensation; and

4.	Transaction of other business that may properly come before the Meeting.

BOARD OF DIRECTORS RECOMMENDATIONS: The Board of Directors recommends a vote “FOR” items 1, 2, and 3.

Record date:	You are entitled to vote at the Meeting if you were a holder of record of Thor Industries, Inc. stock, $0.10 par value (“Common Stock”), at the close of business on October 22, 2012.

Proxy Voting:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please submit your vote as soon as possible so that your shares may be represented at our Meeting. You may submit your vote by Internet, by telephone, or by completing and mailing the enclosed proxy card or voting instruction form.

Admission:

If you plan to attend the Annual Meeting, please mark the box on the enclosed proxy card to indicate your intentions. You will be required to present photo identification and verification of the amount of shares held as of October 22, 2012, to gain access to the meeting.

By Order of the Board of Directors,

Todd Woelfer

Senior Vice President, General Counsel and Corporate Secretary

November 5, 2012

Notice to Stockholders: Our 2012 Proxy Statement and Annual Report on Form 10-K are available free of charge on our website at www.thorindustries.com.

This proxy statement (this “Proxy Statement”) is provided in connection with the solicitation of proxies, by order of the Board of Directors (the “Board” or “Board of Directors”) of Thor Industries, Inc. (the “Company”), to be used at the 2012 Annual Meeting of the Stockholders of the Company. The enclosed proxy card or voting instruction form represents your holdings of Common Stock of the Company. We expect that on or after November 5, 2012, this Proxy Statement and the enclosed proxy card or voting instruction form will be mailed, or proxy materials will be available through the Internet.

General Information about our Annual Meeting

A copy of our annual report for the fiscal year ended July 31, 2012 (“Fiscal Year 2012”), is being sent to each Stockholder of record. The annual report is not to be considered a part of this proxy soliciting material.

VOTING INSTRUCTIONS AND INFORMATION

Who Can Vote

You are entitled to vote if our records show that you held shares in our Company as of the record date, October 22, 2012. At the close of business on that date, 52,956,049 shares of our Common Stock were outstanding and entitled to vote. Each share of our Common Stock is entitled to one vote. A list of Stockholders entitled to vote at the Annual Meeting will be available for examination by Stockholders at the Meeting.

How to Vote

If your Common Stock is held through a broker, bank or other nominee (held in “street name”), you will receive instructions from the entity holding your stock that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from the entity holding your shares and bring it to the Meeting.

If you hold shares in your own name as a holder of record with our transfer agent, Computershare, you may instruct the proxies how to vote by following the instructions on the enclosed proxy card. Of course, you can always come to the Meeting and vote your shares in person.

Stockholders may vote their shares by proxy in any of the following ways:

1.	By Proxy Card: You may vote by signing and returning the enclosed proxy card.

2.

By Internet: You may vote by Internet 24 hours a day through 11:59 p.m., Eastern Standard Time, on December 10, 2012, by following the instructions that are included on your enclosed proxy card. If you vote by Internet, you do not need to return your proxy card.

3.

By Telephone: You may vote by telephone 24 hours a day through 11:59 p.m., Eastern Standard Time, on December 10, 2012 by following the instructions that are included on your enclosed proxy card. If you vote by telephone, you do not need to return your proxy card.

4.	Attend the Meeting in person.

A proxy submitted by mail that is properly executed and timely returned to our Company that is not revoked prior to the Meeting will be voted in accordance with your instructions. If no instructions are given with respect to the proposal to be voted upon at the Meeting, proxies will be voted in accordance with the recommendations of our Board of Directors on such proposals. You may revoke your proxy at any time until exercised by giving written notice to the Secretary of our Company, by voting in person at the Meeting or by timely submitting a later-dated proxy by mail, Internet or telephone. At our Meeting, a representative of Computershare will tabulate the votes and act as the inspector of election.

How Votes are Counted

A quorum is required to transact business at our Meeting. Stockholders of record holding shares of stock constituting a majority of the shares entitled to cast votes shall constitute a quorum. If you have returned valid proxy instructions or attend the Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters voted upon at the Meeting. Abstentions and broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting

Your vote may be “for” or “withhold” on the proposal relating to the election of directors. Your vote may be “for”, “against” or “abstain” on each of the other proposals. The affirmative vote of a majority of the votes cast is required to approve each proposal, except for the election of our directors which requires a plurality of the votes duly cast. Broker non-votes and abstentions do not impact the outcome of the vote as they are not counted as votes cast. It is important to be aware that if you hold shares in street name with a broker, bank or other nominee, and you do not submit voting instructions, then your broker, bank or nominee will not be permitted to vote your shares in its discretion on any of the matters set for vote at our Meeting other than Proposal 2 relating to the ratification of our independent registered public accounting firm which is considered a routine matter.

Board Recommendations

Our Board of Directors recommends that you vote for each of the director nominees, for the ratification of the appointment of the independent registered public accounting firm and for on the advisory vote approving the compensation of our named executive officers.

Cost of Proxy Solicitation

The cost of solicitation is being borne by our Company.

Stockholders Sharing an Address

We will deliver only one annual report and Proxy Statement to multiple Stockholders sharing an address unless we receive contrary instructions from one or more of such Stockholders. We will undertake to deliver promptly, upon written or oral request, a separate copy of the annual report and/or Proxy Statement to a Stockholder at a shared address to which a single copy of the annual report and Proxy Statement are delivered. A Stockholder can notify us either in writing or by phone that the Stockholder wishes to receive a separate copy of the annual report and/or Proxy Statement, or Stockholders sharing an address can request delivery of a single copy of the annual report and/or Proxy Statement if they are receiving multiple copies, by contacting us at Thor Industries, Inc., 3080 Windsor Court, Elkhart, IN 46514, Attention: Corporate Secretary.

FREQUENTLY ASKED QUESTIONS

Do I have to attend the Annual Meeting to Vote?

No, you do not have to attend the Annual Meeting to vote. You may vote via the Internet, telephone, or mail. Please see the enclosed proxy card for instructions.

If I decide to attend the Meeting, what do I need to bring?

If you decide to attend the Meeting in person, you will need to present photo identification and verification of the amount of shares held as of October 22, 2012.

Can I revoke or change my vote?

Yes. Each proxy may be revoked by a Stockholder at any time until exercised by giving written notice to the Secretary of the Company, by voting in person at the Meeting or by timely submitting a later-dated proxy by mail, Internet or telephone.

Where can I obtain an annual report?

A copy of our annual report for Fiscal Year 2012 is being sent to each Stockholder of record. The annual report is not to be considered a part of this proxy soliciting material. Our annual report is also available on our website, www.thorindustries.com or www.edocumentview.com/tho.

Where can I find voting results of the Annual Meeting?

Preliminary voting results will be available at the Annual Meeting. Thor plans to issue a press release reporting the vote count immediately after the meeting and file a Form 8-K with the Securities and Exchange Commission (the “SEC”) within the prescribed timeframe.

Our Board of Directors has nominated three (3) directors for election to the Board of Directors at the Annual Meeting: Andrew E. Graves, Alan Siegel and Geoffrey A. Thompson. Each of our nominees currently serves as members of the Board of Directors. Each of these individuals has agreed to be named in our Proxy Statement as a nominee and to serve as members of the Board of Directors if elected by the Stockholders.

Our By-laws provide that our Board may set the number of directors at no less than one (1) and no more than fifteen (15). Our Board currently consists of seven (7) directors who are divided into three (3) classes. Andrew E. Graves, Alan Siegel and Geoffrey A. Thompson currently serve as Class C directors; their terms expire at the Meeting. Peter B. Orthwein and James L. Ziemer currently serve as Class B directors; their terms expire on the date of the 2013 Annual Meeting of Stockholders. J. Allen Kosowsky and Jan H. Suwinski currently serve as Class A directors; their terms expire at the 2014 Annual Meeting of Stockholders.

In accordance with our Certificate of Incorporation, as amended, Messrs. Graves, Siegel and Thompson have been nominated to stand for election as Class C directors. Our Nominating and Corporate Governance Committee has proposed these nominations. If elected, Messrs. Graves, Siegel and Thompson would serve on our Board until the 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

The persons named in the enclosed proxy, Messrs. Orthwein and Woelfer, intend to vote FOR the election of the nominees listed below. In the event that any nominee becomes unavailable for election (a situation our management does not now anticipate), the shares represented by proxies will be voted, unless authority is withheld, for such other person as may be designated by our Nominating and Corporate Governance Committee.

Each nominee, as set forth below, is now a director of our Company and has continuously served in such capacity since his first election or appointment to our Board.

Qualifications and Process for Nominees

Our Board believes that it is necessary for each of our directors to possess many diverse qualities and skills. When searching for new candidates, our Nominating and Corporate Governance Committee considers the evolving needs of our Board which are defined by our need for guidance in our business and searches for candidates who fill any current or anticipated future gap. Our Board also believes that all directors must possess a considerable amount of business management experience. Our Nominating and Corporate Governance Committee also evaluates candidates on, as applicable, the satisfaction of any independence requirements imposed by law, regulation, the New York Stock Exchange (the “NYSE”) and our Corporate Governance Guidelines. Our Nominating and Corporate Governance Committee first considers a candidate’s business management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing Stockholder value when evaluating director candidates. In addition, our Board and Nominating and Corporate Governance Committee believe that it is essential that our Board members represent diverse viewpoints. In considering candidates for our Board, our Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards as they fit with the current composition of the Board. We consider our Board of Directors to be a valuable strategic asset of our Company. To maintain the integrity of this asset, our Board of Directors has been carefully crafted to ensure that their expertise covers the many areas of importance to our Company. Diversity of experience and perspective has been and will continue to be an attribute considered when nominating individuals to serve on our Board. With respect to the nomination of continuing directors for re-election, the individual’s contributions to our Board are also considered.

Our Board does not usually consider Stockholder nominations of director candidates because it believes that this is not an efficient or effective means of identifying qualified individuals. In addition, our Board has a history of being able to attract and maintain a membership with the variety of skills necessary to properly oversee the affairs of our Company. Our Board has utilized board search firms to assist it in identifying exceptionally qualified candidates as it did when the Company welcomed Messrs. Graves and Ziemer to our Board. However, to the extent that we are conducting a search for a director candidate, our Nominating and Corporate Governance Committee may choose to consider a Stockholder nomination of a candidate provided that such candidate possesses the requisite business, management and educational experience.

Set forth below is certain information regarding our director nominees and other directors who will continue serving on the Board after the Meeting. There are no family relationships among any of our directors or executive officers.

CURRENT NOMINEES FOR BOARD OF DIRECTORS:

Andrew E. Graves	Age: 53	Director Since: 2010

Mr. Graves, who became a director in December 2010, is the President of Brunswick Boat Group, a division of the Brunswick Corporation, an NYSE company. He has been with Brunswick since 2005. Prior to that, Mr. Graves was President of Dresser Flow Solutions, a maker of flow control products, measurement systems and power systems, from 2003 to 2005, and before that, he was President and Chief Operating Officer of Federal Signal Corporation. Mr. Graves was identified to us through a third party search firm. Our Nominating and Corporate Governance Committee and Board believe that his extensive management experience in a related consumer durable business whose products are distributed through a dealer network makes him an asset to our Board.

Thor Committees: • Compensation & Development

Alan Siegel	Age: 77	Director Since: 1983

Mr. Siegel, who became a director in September 1983, is a retired partner of the law firm of Akin Gump Strauss Hauer & Feld LLP and currently serves as an officer and director of The Thompson Family Foundation, Inc., a charitable foundation created by Wade F. B. Thompson, the deceased co-founder of the Company. Mr. Siegel previously served as non-executive Chairman of the board of directors of The Wet Seal, Inc., a national retailer. He has also served on the board of directors of several other public and private companies including Ermenegildo Zegna, AXA RE, and Southern Starr Broadcasting Group, Inc. Our Nominating and Corporate Governance Committee and Board believe that his experience with our Company and his legal and business background make him an asset to our Board.

Thor Committees:	Outside Directorships:
• Nominating & Corporate Governance (Chair)	• The Thompson Family Foundation, Inc. • Woodstock School of Art • Maverick Concerts, Inc. trustee

Geoffrey A. Thompson, Lead Director	Age: 72	Director Since: 2003

Mr. Thompson, who became a director in September 2003, is the retired Chief Executive Officer of Marine Midland Banks, Inc., where he served as President from 1985 to 1992 and Chief Executive Officer from 1987 to 1992. After serving with Marine Midland Banks, Inc., Mr. Thompson worked as an independent business consultant and served as a principal at Kohlberg & Company and, from 2004 to 2010, was a partner of Palisades Advisors, LLC, a private equity firm. Mr. Thompson served on the board of directors of Stoneleigh Partners Acquisition Corp. from 2006 to 2009 and HSBC plc, one of the world’s five largest banks, from 1984 to 1992. Our Nominating and Corporate Governance Committee and Board believe that Mr. Thompson’s substantial management experience as a chief executive officer of a public company, his financial expertise and training, which qualify him as an “audit committee financial expert”, and his significant public company board experience make him an asset to the Board.

Thor Committees:	Previous Outside Directorships:
• Audit • Compensation & Development • Nominating & Corporate Governance	• HSBC plc • Creditstore, Inc. (Non-Executive Chair) • Stoneleigh Capital • Marine Midland Banks (CEO) • Guardian Trust Company

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ABOVE NOMINEES.

CURRENT DIRECTORS NOT UP FOR RE-ELECTION:

Peter B. Orthwein	Age: 67	Director Since: 1980

Mr. Orthwein, a co-founder of our Company, currently serves as Chairman of the Board and Chief Executive Officer of our Company, having been appointed to those positions in November 2009, and served as President from 2009 to July 2012. Mr. Orthwein has served as a director of our Company since its founding in 1980, Chairman of our Company from 1980 to 1986, Vice Chairman of our Company from 1986 to November 2009 and Treasurer of our Company from 1980 to November 2009. Our Nominating and Corporate Governance Committee and Board believe that his extensive experience with our Company and the industry make him an asset to our Board.

J. Allen Kosowsky	Age: 64	Director Since: 2010

Mr. Kosowsky, who became a director in March 2010, is a certified public accountant who since 1985 has conducted business through his own advisory firm. The firm provides services that include business and intellectual property valuations, forensic accounting and financial analysis and alternative dispute resolutions. From January 2003 to February 2010, Mr. Kosowsky served as the Chairman of the board of directors and Chairman of the audit committee for ON2 Technologies Inc., a U.S. based video compression software company, which was acquired by Google, Inc. Our Nominating and Corporate Governance Committee and Board believe that his extensive accounting experience and expertise and his financial expertise and training, which qualify him as an “audit committee financial expert”, make him an asset to our Board.

Thor Committees:	Previous Outside Directorships:
• Audit • Nominating & Corporate Governance	• On2 Technologies, Inc. (2003-2010) Chairman, Chairman of the Nominating, Governance, Audit Committee and Executive Committees
• Websterbank
• Shelton Bancorp

Jan H. Suwinski	Age: 71	Director Since: 1999

Mr. Suwinski, who became a director in July 1999, has been a Professor of Business Operations at the Samuel Curtis Johnson Graduate School of Management, Cornell University since July 1996. From 1990 to 1996, Mr. Suwinski was Executive Vice President, Opto Electronics Group at Corning, Incorporated and, from 1992 to 1996, Mr. Suwinski was Chairman of Siecor, a Siemens/Corning joint venture. Mr. Suwinski is a director of Tellabs, Inc. and ACI Worldwide, Inc. Mr. Suwinski served on the board of directors of Ohio Casualty Group, Inc. from 2002 to 2007. Mr. Suwinski spent 32 years in a variety of managerial roles at Corning, Incorporated, a global manufacturing company. Our Nominating and Corporate Governance Committee and Board believe that his management experience and his significant public company board experience make him an asset to our Board.

Thor Committees:	Outsider Directorships:
• Compensation & Development (Chair) • Audit

•  Tellabs, Inc. (April 1997 - Present) Audit & Compensation Committees, current chair of Compensation Committee

•  ACI Worldwide, Inc. (September 2007 - Present) Compensation and Technology Committees

•  Ohio Casualty Group, Inc. (April 2002 - August 2007) Audit and Compensation Committees, previously chaired Compensation Committee

James L. Ziemer	Age: 62	Director Since: 2010

Mr. Ziemer, who became a director in December 2010, was the President, Chief Executive Officer and a director of Harley-Davidson, Inc. from 2005 to 2009. Mr. Ziemer joined Harley-Davidson in 1969 and held a series of positions in manufacturing, engineering, accounting, parts and accessories, and finance. From 1991 until his election as the President and Chief Executive Officer of Harley-Davidson in 2005, he served as the Chief Financial Officer. Mr. Ziemer also served as President of The Harley-Davidson Foundation, Inc. from 1993 to 2006. Mr. Ziemer is currently a director of Textron, Inc. Mr. Ziemer was identified to us through a third party search firm. Our Nominating and Corporate Governance Committee and Board believe that Mr. Ziemer’s substantial management experience as a chief executive officer of a public company, and his financial expertise and training, which qualify him as an “audit committee financial expert”, make him an asset to our Board.

Thor Committees	Outside Directorships
• Audit (Chair)	• Textron, Inc. (2007 - Present) Lead Director and Chair of Audit Committee • Harley Davidson (2004 – 2009)

Board of Directors: Structure, Committees and Corporate Governance

The Board of Directors is committed to ensuring sound corporate governance practices at the Company. The Board adopted Governance Guidelines for the Company which can be found on the Company’s website at www.thorindustries.com and is available in print to any Stockholder who requests it. In performing its function, the Board of Directors regularly advises management on governance issues and ensures compliance with appropriate regulations as well as the Company’s Governance Guidelines.

Board Leadership Structure

Peter B. Orthwein, our Chief Executive Officer and a co-founder of our Company, serves as Chairman of the Board. Our Board believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management offer different perspectives and assume different roles in strategy development. With the single exception of our Chairman, our Board of Directors is comprised entirely of independent directors. Our independent directors bring relevant experience, oversight and expertise from outside our Company and industry, while the Chief Executive Officer brings Company and industry-specific experience and expertise.

One of the key responsibilities of our Board is to develop and oversee strategic direction and hold management accountable for the execution of the strategy once it is developed.

Geoffrey A. Thompson, an independent director who serves on our Audit Committee, Compensation and Development Committee and Nominating and Corporate Governance Committee, serves our Board as its Lead Director. The Lead Director’s primary responsibility is to ensure that our Board provides independent oversight of management and that directors and Stockholders have an independent leadership contact. The Lead Director has the responsibility of presiding at all meetings of the independent directors held in executive session, consulting with the Chairman and Chief Executive Officer on board and committee meeting agendas, acting as a liaison between management and the independent directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the board meetings, facilitating teamwork and communication between the independent directors and management, as well as fulfilling additional responsibilities that are more fully described in the Governance Guidelines.

As part of our annual corporate governance and succession planning review, our Nominating and Corporate Governance Committee and our Board evaluates our board leadership structure to ensure that it is appropriate. Our Board recognizes that there may be circumstances in the future that would lead it to separate the offices of Chief Executive Officer and Chairman of the Board.

Committees

Our Board has three committees with the principal functions described below. The charters of each of these committees are posted on our website at www.thorindustries.com and are available in print to any Stockholder who requests them.

Audit Committee

We have a separately designated Audit Committee established in accordance with the Securities and Exchange Act. The principal functions of our Audit Committee are to: (i) recommend engagement of our independent registered public accounting firm; (ii) maintain communications among our Board, our independent registered public accounting firm and our internal accounting staff with respect to accounting and auditing procedures, the implementation of recommendations by such independent registered public accounting firm, the adequacy of our internal controls and related matters; and (iii) oversee the selection and removal of the internal audit director. During Fiscal Year 2012, our Audit Committee had quarterly private meetings with our Chief Financial Officer, the internal audit director and our independent registered public accounting firm. Our Board has determined that J. Allen Kosowsky, Geoffrey A. Thompson and James L. Ziemer, each of whom is a member of our Audit Committee, are “audit committee financial experts” as defined in Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation and Development Committee (formerly known as the Human Resources and Compensation Committee)

The principal functions of our Compensation and Development Committee are to: (i) establish and review executive compensation policies and guiding principles; (ii) review and approve the compensation of our Chief Executive Officer and evaluate our Chief Executive Officer’s performance in light of such compensation; (iii) review and approve the compensation of our other executive officers; (iv) evaluate the design of compensation and benefit programs for our executive officers; (v) review all components of compensation for independent directors; (vi) assist the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs; and (vii) review management and leadership development, retention and diversity strategies for our Company. Our Compensation and Development Committee also acts as administrator under several of our compensation and benefits plans, including our 2010 Equity and Incentive Plan (our “2010 Plan”). In its capacity as administrator of our 2010 Plan, our Compensation and Development Committee is authorized to issue awards, including options, restricted stock, restricted stock units and performance incentive awards, determine which employees and other individuals performing substantial service for our Company may be granted options, restricted stock, restricted stock units and performance incentive awards; and determine the rights and limitations attendant to options, restricted stock, restricted stock units and performance incentive awards granted under these plans.

Nominating and Corporate Governance Committee

The principal functions of our Nominating and Corporate Governance Committee are to: (i) address all matters of corporate governance; (ii) evaluate qualifications and candidates for positions on our Board using the criteria set forth above under the heading “Proposal 1 – Election of Directors”; (iii) review succession plans, including policies and principles for the selection and performance review of the Chief Executive Officer; (iv) establish criteria for selecting new directors, nominees for Board membership and the positions of Chairman and Chief Executive Officer; and (v) to determine whether a director should be invited to stand for re-election. A copy of our Company’s Corporate Governance Guidelines is available on our website at www.thorindustries.com and is available in print to any stockholder who requests it.

Membership of Committees

The following chart summarizes the current membership of our Board committees:

	Audit Committee	Compensation & Development Committee	Nominating & Corporate Governance Committee
Andrew E. Graves		•
J. Allen Kosowsky	•		•
Alan Siegel			CHAIR
Jan H. Suwinski	•	CHAIR
Geoffrey A. Thompson	•	•	•
James L. Ziemer	CHAIR

Board Member Independence

Our Board has affirmatively determined, by resolution of our Board as a whole, that the following directors have no direct or indirect material relationship with our Company and satisfy the requirements to be considered “independent” in accordance with the rules of the NYSE and our Director Independence Standards which are available on our website, www.thorindustries.com: Messrs. Andrew E. Graves, J. Allen Kosowsky, Alan Siegel, Jan H. Suwinski, Geoffrey A. Thompson and James L. Ziemer. As a result, each of our Audit Committee, Compensation and Development Committee and Nominating and Corporate Governance Committee is comprised entirely of independent directors, as determined by our Board.

Mr. Siegel is serving as a co-executor of the Estate of Wade F. B. Thompson (the “Estate”), formerly one of our largest stockholders and holder of shares of our Common Stock previously owned by the late Mr. Thompson. Mr. Siegel is also an officer and director of The Thompson Family Foundation, Inc., a charitable foundation created by Mr. Thompson (the “Foundation”). In Mr. Siegel’s capacity as co-executor and as trustee under Wade F. B. Thompson’s trust and officer and director of the Foundation, Mr. Siegel has received and/or currently receives fees and expense reimbursement provided in the documents governing such appointments. On each of August 12, 2011, and January 18, 2012, we entered into repurchase agreements to purchase shares of our Common Stock from the Estate in separate private transactions. Pursuant to the terms of the repurchase agreements, we purchased from the Estate an aggregate of 2,000,000 shares of our Common Stock for an aggregate purchase price of $48,500,000. The repurchase transactions were evaluated and approved by members of our Board other than Mr. Siegel. Mr. Siegel did not receive any fees in connection with the repurchase transactions. Subsequently, on June 22, 2012, the Estate transferred all of the remaining shares of our Common Stock it held to the Foundation. As of September 14, 2012, the Foundation owned 11.4% of our issued and outstanding Common Stock.

Board and Committee Meetings

Our Board, as a whole, met in person or by telephone or took action by unanimous written consent thirteen (13) times during Fiscal Year 2012. Our Audit Committee met in person or by telephone eleven (11) times during Fiscal Year 2012. Our Compensation and Development Committee met in person or by telephone or took action by unanimous written consent nine (9) times during Fiscal Year 2012. Our Nominating and Corporate Governance Committee met in person or by telephone or took action by unanimous written consent three (3) times in Fiscal Year 2012.

Attendance and participation is essential to any Board’s ability to deliver value to an organization. Our Board’s attendance and participation approaches 100% with an aggregated attendance mark of 98% for all Board meetings, and a perfect 100% attendance mark on all Fiscal Year 2012 committee meetings (during the respective periods that each such person was serving as a director or committee member, as applicable).

In addition, regularly scheduled meetings of the independent directors are held four (4) times each year. The lead director presides at each of these meetings.

It is our policy that directors attend all Board meetings and the Annual Meeting of Stockholders, unless excused by the Chairman. All elected directors were in attendance at the 2011 Annual Meeting of Stockholders.

Stockholder Communications

Although we have not, to date, developed formal processes by which Stockholders may communicate directly to directors, we believe that the informal process, pursuant to which any communication sent to our Board in care of our Company is forwarded to our Board, has served the needs of our Board and our Stockholders. Until any other procedures are developed, any communications to our Board should be sent to the Board in care of the Secretary of our Company.

Any communications from interested parties directed toward independent directors specifically may be sent to Alan Siegel, one of our independent directors, who forwards to each of the other independent directors any such communications that, in the opinion of Mr. Siegel, deal with the functions of our Board or the committees thereof or that he otherwise determines require their attention. Mr. Siegel’s address for this purpose is c/o Thor Industries, Inc., Attention: Corporate Secretary, 3080 Windsor Court, Elkhart, IN 46514.

Code of Ethics

We have adopted a written code of ethics, the “Thor Industries, Inc. Business Ethics Policy”, which is applicable to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and other executive officers identified in this Proxy Statement who perform similar functions (collectively, the “Selected Officers”). Our code of ethics is posted on our website found at www.thorindustries.com and is available in print to any Stockholder who requests it. We intend to disclose any changes in, or waivers from, our code of ethics applicable to any Selected Officer on our website or by filing a Form 8-K with the SEC.

The Board’s Role in Risk Oversight

A primary function of our Board of Directors is to assist in the identification of and to assess the potential impact on the Company of the many risks that are associated with conducting the business of a publicly-traded Company in the current and prospective economic environments. Throughout the year in Board meetings and in various committee meetings, the members of our Board of Directors provide input into the risk oversight process. Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, is responsible for the oversight of risk management. Our Board takes an active role in risk oversight, using an enterprise-wide approach that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our Company. The involvement of the full Board in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for our Company. Our full Board participates in an annual enterprise risk management assessment, which is led by our senior management with the participation of outside advisors. In addition, senior management regularly attends Board meetings and is available to address any questions or concerns raised by our Board on risk management-related matters. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While our Board is ultimately responsible for risk oversight, our three Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. Risk assessment reports are regularly provided by management to our Audit Committee. Our Compensation and Development Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Talent Development and Succession Planning

Our Board is actively engaged in assessing and seeking further development of the talent of the Company’s current management team. Our Compensation and Development Committee is responsible for overseeing the Company’s development of management talent and ensuring succession planning. Additionally, the Board engages in periodic reviews of succession planning to mitigate any negative effects arising from the loss, expected or unexpected, of any key management personnel.

The Audit Committee of the Board has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to perform the audits of our financial statements and our internal control over financial reporting for the fiscal year ending July 31, 2013. Deloitte was our independent registered public accounting firm for the fiscal year ended July 31, 2012. Unless a Stockholder directs otherwise, proxies will be voted FOR the approval of the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending July 31, 2013.

Representatives of Deloitte will be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to any Stockholder questions that may be asked.

We are asking our Stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the selection of Deloitte to our Stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our Stockholders.

FEES PAID TO DELOITTE & TOUCHE LLP

The following table represents the aggregate fees billed to us for Fiscal Year 2012 and 2011 by Deloitte:

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$1,155,626	$1,275,350
Audit-Related Fees	—	—

Subtotal	$1,155,626	$1,275,350
Tax Fees	$454,156	$576,044
All Other Fees	—	—

Total Fees	$1,609,782	$1,851,394

Audit Fees. Represents fees for professional services provided for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees. Represents fees for assurance and related services which are reasonably related to the audit of our financial statements.

Tax Fees. Represents fees for professional services related to taxes, including the preparation of domestic and international returns, tax examinations assistance and tax planning.

All Other Fees. Represents fees for products and services provided to us not otherwise included in the categories above.

Our Audit Committee has considered whether performance of services other than audit services is compatible with maintaining the independence of Deloitte.

Our Audit Committee has adopted a formal policy concerning the approval of audit and non-audit services to be provided by the independent registered public accounting firm to us. The policy requires that all services Deloitte, our independent registered public accounting firm, may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by our Audit Committee. Our Audit Committee pre-approved all audit and non-audit services provided by Deloitte during Fiscal Year 2012.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Report of the Audit Committee

The Audit Committee serves as the representative of the Company’s Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit process and monitoring compliance with laws, regulations and standards of business conduct. The Audit Committee operates under a written charter, a copy of which is available on our Company’s website at www.thorindustries.com and is available in print to any Stockholder who requests it.

Management of the Company has the primary responsibility for the financial reporting process, including the system of internal control. In Fiscal Year 2012, the Company retained Crowe Horwath LLP to act as the Company’s internal audit department. In this role, Crowe Horwath LLP performed extensive diligence and intensive review of the Company’s internal control processes. Deloitte & Touche LLP, an independent registered public accounting firm acting as the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements and an assessment of the Company’s internal control over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (“PCAOB”) and issuing reports thereon.

In carrying out its duties, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended July 31, 2012, with the Company’s management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, as amended (AICPA Professional Standards, vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence from the Company and its management. Based on the foregoing reports and discussions and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012.

The Board of Directors has affirmatively determined that each of the members of the Audit Committee is “independent” as defined under the rules of the NYSE.

The Audit Committee

James L. Ziemer, Chair

J. Allen Kosowsky

Jan H. Suwinski

Geoffrey A. Thompson

The foregoing report of our Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by our Company with the SEC under the Securities Act or the Exchange Act, except to the extent that we incorporate the report by reference in any such document.

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our Board of Directors recommended to our Stockholders that the advisory vote on compensation of our named executive officers be held annually. Our Stockholders overwhelmingly agreed with our Board’s recommendation. Accordingly, the Board of Directors is providing our Stockholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in more detail under the heading “Compensation Discussion and Analysis”, we believe that the compensation program for our named executive officers is designed to: (i) closely align compensation with our profitability and performance; (ii) link compensation to specific, measurable results; and (iii) enable us to attract and retain key executive talent in the recreation vehicle and bus manufacturing industries. More specifically, we believe that each of the compensation programs that we have developed and implemented satisfies one or more of the following specific objectives:

—	motivate and focus our executive officers through incentive compensation programs directly tied to our financial results;

—	provide a significant percentage of total compensation through variable pay based on Company profitability;

—	enhance our ability to attract and retain skilled and experienced executive officers; and

—	provide rewards commensurate with performance and with competitive market practices.

For these reasons and the others described elsewhere in this Proxy Statement, the Board of Directors recommends approval of the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.

The vote is an advisory vote only and is not binding on the Company or the Board of Directors. The Compensation and Development Committee will, however, as it did last year, take into account the outcome of the Say on Pay vote when considering future compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

The following table sets forth information as of September 14, 2012, with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of our Common Stock by: (i) each person known by the Company to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of the outstanding Common Stock; (ii) each director of the Company; (iii) each executive officer (and former executive officers) of the Company named in the Summary Compensation Table below; and (iv) all executive officers and directors of the Company as a group. As of September 14, 2012, there were 53,261,883 shares of Common Stock issued and outstanding, including 319,334 shares issuable under stock options which are currently exercisable or will become exercisable within sixty (60) days from September 14, 2012.

	Beneficial Ownership (2)
Name and Address of Beneficial Owner (1)	Number of Shares		Percent

Peter B. Orthwein	2,391,210	(3)	4.5%
Christian G. Farman	160,000	(4)	*
Richard E. Riegel, III	441,917	(5)	*
Robert W. Martin	25,539	(6)	*
Andrew Imanse	10,750		*
Andrew E. Graves	3,039		*
J. Allen Kosowsky	5,000		*
Alan Siegel	2,000	(7)	*
Jan H. Suwinski	25,000	(8)	*
Geoffrey A. Thompson	32,334	(9)	*
James L. Ziemer	3,000		*
W. Todd Woelfer	0		*
Kenneth D. Julian	0		*
The Thompson Family Foundation 230 Park Avenue, Suite 1541 New York, NY 10169	6,090,820	(10)	11.4%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	8,030,780	(11)	15.1%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403 - 1906	3,133,310	(12)	5.9%
All directors and executive officers as a group (thirteen persons)	3,099,789	(13)	5.8%

*	less than 1%.

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Thor Industries, Inc., 419 West Pike Street, Jackson Center, Ohio 45334-0629.

(2)	Except as otherwise indicated, the persons in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

(3)

Includes 1,414,700 shares held directly; 64,200 shares owned by Mr. Orthwein’s wife; 30,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s half brother, of which Mr. Orthwein is a trustee; 55,200 shares of record owned by Mr. Orthwein’s wife as custodian for one of Mr. Orthwein’s children; 320,000 shares owned of record by the Orthwein Investment Group D, L.P., in which Mr. Orthwein has a 0.51% economic interest but a 51% general partnership interest; 83,410 shares held by a charitable annuity trust of which Mr. Orthwein and his wife are trustees and Mr. Orthwein’s three youngest children are beneficiaries; 124,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s children for which Mr. Orthwein acts as a trustee; and 299,700 shares held in a trust of which Mr. Orthwein is sole trustee for his three youngest children as beneficiaries.

(4)

Consists of options to acquire 140,000 shares issued under our 2006 Plan and options to acquire 20,000 shares issued under our 2010 Plan, all of which were exercisable as of September 14, 2012, or will become exercisable within sixty (60) days from September 14, 2012.

(5)

Includes 22,012 shares held directly, options to acquire 14,000 shares issued under our 1999 Stock Option Plan (our “1999 Plan”) and options to acquire 100,000 shares issued under our 2006 Plan, all of which options were exercisable as of September 14, 2012, or will become exercisable within sixty (60) days from September 14, 2012. Also includes 299,381 shares owned by Mr. Riegel’s wife and 6,524 shares of record owned by Mr. Riegel’s minor children for whom Mr. Riegel acts as custodian.

(6)

Includes 6,000 shares held directly; 10,041 restricted shares under our 2010 Plan, which vest as follows: 2,009 shares on the first anniversary of the date of the grant which was made on June 8, 2012, and 2,008 shares on each of the second, third, fourth and fifth anniversaries of the date of grant; and 9,498 restricted shares under our 2010 Plan, which vest as follows: 1,902 shares on the first anniversary of the date of the grant which was made on September 7, 2012, and 1,899 shares on each of the second, third, fourth and fifth anniversaries of the date of grant. All restricted shares include the right to vote upon grant.

(7)

Consists of options to acquire 2,000 shares issued under our 1999 Plan, all of which were exercisable as of September 14, 2012, or will become exercisable within sixty (60) days from September 14, 2012. Does not include the 6,090,820 shares owned by the Foundation of which Mr. Siegel is an officer and director and of which he may be deemed to have the shared power to direct the voting and disposition of such shares.

(8)

Consists of 10,000 shares held directly and options to acquire 15,000 shares issued under our 1999 Plan, all of which were exercisable as of September 14, 2012, or will become exercisable within sixty (60) days from September 14, 2012.

(9)

Consists of 4,000 shares held directly, options to acquire 15,000 shares issued under our 1999 Plan and options to acquire 13,334 shares issued under our 2006 Plan, all of which options were exercisable as of September 14, 2012, or will become exercisable within sixty (60) days from September 14, 2012.

(10)

According to the Schedule 13D filed by the Foundation on September 6, 2012, the Foundation, Mr. Siegel and Ms. Angela E. Thompson, both officers and directors of the Foundation, may be deemed the beneficial owners of the shares of our Common Stock held by the Foundation. Mr. Siegel is the beneficial owner of 2,000 shares issuable upon exercise of stock options held by Mr. Siegel. As of September 14, 2012, the Foundation, Ms. Thompson and Mr. Siegel may be deemed to have the shared power to direct the voting and disposition of 6,090,820 shares of our Common Stock.

(11)	The number of shares listed for Royce & Associates, LLC is based on a Schedule 13G/A filed on January 23, 2012.

(12)	The number of shares listed for Franklin Resources, Inc. is based on a Schedule 13G/A filed on February 9, 2012.

(13)	Includes an aggregate of 319,334 shares issuable under stock options which are currently exercisable or will become exercisable within sixty (60) days from September 14, 2012.

Each of our non-employee directors receives an annual cash retainer of $170,000, payable quarterly, plus expenses. Our lead director and the chair of our Audit Committee each receive an additional annual cash retainer of $20,000, payable quarterly. The Chair of the Compensation and Development Committee receives an additional annual cash retainer of $20,000 and the Chair of the Corporate Governance and Nominating Committee receives an additional annual retainer of $10,000, all of which is payable quarterly. The following table summarizes the compensation paid to our non-employee directors in Fiscal Year 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)

Andrew E. Graves	170,000	—	170,000

J. Allen Kosowsky	170,000	—	170,000

Alan Siegel	175,000	—	175,000

Jan H. Suwinski	190,000	—	190,000

Geoffrey A. Thompson	190,000	—	190,000

James L. Ziemer	180,000	—	180,000

(1)	Fees consist of an annual cash retainer for board and committee service and an additional annual cash retainer paid to the lead director and the chairs of our committees.

(2)

The aggregate number of outstanding stock options held by each of our incumbent non-employee directors as of July 31, 2012, was as follows: Mr. Graves — 0, Mr. Kosowsky — 0, Mr. Siegel — 2,000, Mr. Suwinski — 15,000, Mr. Thompson — 35,000 and Mr. Ziemer — 0. All of the foregoing stock options are exercisable except for 6,666 of the 20,000 stock options issued to Mr. Thompson on July 20, 2010.

The following is a list of the names, ages and certain biographical information of our current executive officers who are not directors. Executive officers serve at the discretion of our Company.

Robert W. Martin	President and Chief Operating Officer	Age: 43

Mr. Martin has been with our Company since July 1998 and currently serves as President and Chief Operating Officer. Mr. Martin previously served as President of our RV Group from January 31, 2012, to August 1, 2012. Previous to becoming President of our RV Group, Mr. Martin was President of Keystone RV from January 2010 to January 2012 and Executive Vice President and Chief Operating Officer of Keystone RV from January 2007 to January 2010. Mr. Martin has held various positions with Keystone RV, including Vice President of Sales and General Manager of Sales. Prior to joining Keystone RV, Mr. Martin held positions at Coachmen Industries, Inc., a former recreation vehicle and manufactured housing company.

Andrew Imanse	President of Bus Group	Age: 72

Mr. Imanse has been with our Company since 1982 and currently serves as President of our Bus Group. In November 1982, Mr. Imanse joined the Company as President of the Canadian Recreational Vehicle Division. In 1993, Mr. Imanse was promoted to President of Thor Bus USA. In September 2007, Mr. Imanse was named President of our Bus Group. Prior to joining our Company, Mr. Imanse was employed as Vice President of the Recreational Vehicles and Housing Division for the Bendix Corporation (Canadian Division) and in 1979 for the Commodore Corporation Canada.

W. Todd Woelfer	Senior Vice President, General Counsel and Corporate Secretary	Age: 45

Mr. Woelfer joined our Company in August of 2012, serving as Senior Vice President, General Counsel and Corporate Secretary. Prior to joining our Company, Mr. Woelfer served as managing partner of May Oberfell Lorber where his practice focused on advising corporate clients. From May of 2007 through May of 2010, Mr. Woelfer served as General Counsel to Coachmen Industries, Inc., then a recreation vehicle and manufactured housing company listed on the NYSE.

Kenneth D. Julian	Vice President, Human Resources	Age: 45

Mr. Julian has been with our Company since March 2004, currently serving as Vice President of Human Resources since July 2009. Mr. Julian previously served as Vice President of Administration of Keystone RV from March 2004 to June 2009. Prior to joining our Company, Mr. Julian served as the Director of Operations and Human Resources, as well as Corporate Secretary, for Ascot Enterprises, Inc. from February 1989 to March 2004.

Colleen A. Zuhl	Interim Chief Financial Officer	Age: 46

Mrs. Zuhl joined our Company in June of 2011, currently serving as Interim CFO. Mrs. Zuhl previously served the Company as Director of Finance from June 2011 to October 2012. Prior to joining our Company, Mrs. Zuhl served as Chief Financial Officer of All American Group, Inc. (formerly known as Coachmen Industries, Inc.) from August 2006 through June 2011.

In our Compensation Discussion and Analysis, we describe the compensation plan for our Named Executive Officers (our “NEOs”) for our 2012 fiscal year. These Named Executive Officers  include:

—       Peter B. Orthwein, our Chairman and Chief Executive Officer

—       Robert W. Martin, our President and Chief Operating Officer

—       Christian G. Farman, our former Senior Vice President, Treasurer and Chief Financial Officer

—       Andrew Imanse, our President of Bus Group

—       Richard E. Riegel III, our former Senior Group President

In addition to telling you what the compensation plan is, we explain why the Compensation and Development Committee  of our Board of Directors believes our plan to be in the best interests of each of you, our Stockholders.

Our Compensation Philosophy: Tying Pay to Performance

Long before pay for performance became a shareholder demand across the country, our compensation programs were carefully designed to attract and retain world-class talent, advance the strategic plan of the Company and reward our employees for producing positive results that benefit our Stockholders. Historically, our Company’s compensation programs were tied to performance as measured by pre-tax profits. This practice was introduced at the Company’s inception in August of 1980 by our founders, Wade Thompson and Peter Orthwein. The Company believes that its practice of tying compensation to performance has provided great benefit to our Stockholders. The best evidence of this is our years of consistent profitability, without exception, in an industry defined by cycles that is particularly sensitive to the national economic climate. A leader in our industry, we set the standard on performance-based incentive compensation. Today, performance-based incentive compensation is the hallmark of the recreation vehicle industry and is essential to our ability to retain key talent and remain competitive in our markets.

The core of our compensation plan has been the Management Incentive Plan (the “MIP”). The MIP has been a primary factor in the compensation of the management teams at our operating Subsidiaries and for certain members of our executive management team for many years. MIP compensation is determined based on a percentage of pre-tax profits, a true “pay for performance” measure. Under the MIP, separate incentive pools are established for each operating Subsidiary and for our corporate parent, and each pool is allocated to the plan participants of the respective operating Subsidiary/corporate staff. Both Management and our Board of Directors believe that the MIP has been instrumental in driving positive results for our Stockholders. Through the MIP, the Company seeks to incentivize key employees to think and manage like owners with an ultimate objective of maximizing shareholder value. The MIP is competitive with our competitors’ pay practices and, therefore, assists us in retaining our key talent. As the foundation to our compensation-based incentives that have inspired an unbroken streak of profitable years of performance since our inception, the MIP remains an integral part of our compensation program.

In Fiscal Year 2012, we concluded that our compensation program could be enhanced to further align our key employees with you, our Stockholders. The Compensation and Development Committee of the Board of Directors accomplished this greater alignment through its adoption, in the early part of our Fiscal Year 2013, of a plan to award restricted stock units to certain employees at the operating Subsidiary and corporate level. In early Fiscal Year 2013, the first awards under this plan were granted based on Fiscal Year 2012 performance. Like the MIP, the restricted stock unit plan is 100% performance based and will be awarded to certain operating Subsidiary employees based upon pre-tax profits1 at the operating Subsidiary level and to the corporate management team based upon pre-tax profits of the Company. In so doing, the restricted stock unit plan provides key members of our management team with ownership interest in the Company, if and when their performance, measured by pre-tax profits, merits such an award. The restricted stock unit plan furthers our efforts to retain our key employees in the highly competitive employment marketplace that exists in our industry. The restricted stock unit incentive plan deepens our commitment to compensating our employees based upon their performance and further aligns our compensation program with the long-term interests of our Stockholders.

1 The calculation for determining the awards issued under the MIP and restricted stock unit plan are based upon pre-tax profits adjusted for certain items.

We believe that as an employee’s level of responsibility and accountability increases, it is in our Stockholders’ interest that the employee’s proportion of performance-based compensation increases as well. Our compensation program ties our executive level compensation closely to individual and Company performance. Accordingly, the Company’s performance has a significant impact on the compensation paid to our top executives.

Mindful of the risk inherently associated with tying compensation to profitability, our Company holds the right to seek return of any compensation that is paid to an employee from that employee in the event that the reported financial performance upon which the compensation was paid proves to be faulty or inaccurate for any reason. In September 2012, our Company adopted a formal policy that requires the Board of Directors to seek recoupment of any incentive-based compensation paid by the Company that is subsequently determined to have been paid upon erroneous financial statements that require a restatement. Ahead of the anticipated clawback rules to be issued by the NYSE as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, our Board of Directors and our executive management share the philosophy behind the rule that will eventually require companies to carry such a policy and found it in our Stockholders’ best interest that the policy be enacted now before it is required. The policy, which applies to all incentive-based compensation paid by the Company, will require the Board to seek recoupment of any incentive compensation paid to employees of an operating Subsidiary and/or the Company in the event that the pre-tax profit of the operating Subsidiary and/or the Company is impacted as a consequence of restated earnings by the Subsidiary or Company. In the event of a restatement, employees of the Subsidiary for which the restatement was necessary and/or of the Company will be subject to the recoupment requirements of the new policy.

Our Company is proud of our Fiscal Year 2012 results. Some of the highlights of our year include:

—	Company Record Sales of $3.1 billion, up 12% from Fiscal Year 2011
—	Highest Net Income since 2007 of $121.7 million
—	Earnings Per Share of $2.26, highest level since the onset of the recession in 2007
—	Towable RV sales up 16% over Fiscal Year 2011
—	Bus Group Sales up 7% over Fiscal Year 2011

Relationship Between Company Performance and CEO and NEO Compensation

The chart below compares the percentage growth (or decrease in the case of total NEO Compensation) from our Fiscal Year 2011 to our Fiscal Year 2012 for total NEO compensation, CEO compensation, sales and net income. Our NEO compensation decreased by 33.6%. In contrast, our sales and net income both increased significantly, 11.9% and 14.6% respectively. Our CEO compensation increased by 11.0%, less than both the increase in sales and net income. Currently, our CEO compensation ranks near the absolute bottom of our Compensation Peer Group. The increase in CEO pay was wholly attributable to an increase in the CEO’s incentive compensation pay and was directly tied to increased profits of the Company.

The chart that follows tracks a $100 investment in our stock and in the stock of a comparator group consisting of recreation vehicle related businesses since the period of recovery from the recession began in earnest in 2009. It is important to note that the comparison is with companies from our market space, Drew Industries (DW), Spartan Motors (SPAR), Skyline (SKY) and Winnebago (WGO). The comparison is not with our Compensation Peer Group that is discussed later in this proxy as the companies that comprise our Compensation Peer Group do not compete with us in our industry. Additionally, the chart tracks a $100 investment in the Russell 3000 Index (^RUA) over the same period of time. The chart compares growth in stock price and does not account for dividends issued to Stockholders. Our Company has issued dividends every quarter during this timeframe. Despite the well-documented recessionary impact on our industry, our stock has performed well relative to a general market index as well to recreation vehicle-related businesses.

Given our philosophy that performance-based incentive compensation should be the key element to our compensation programs, our success in Fiscal Year 2012 had a significant impact on the compensation paid to all of our NEOs, including our Chairman and Chief Executive Officer. The graphs below depict the relative breakdown between base salary and incentive pay that is wholly contingent upon performance:

Eighty-four percent (84%) of our total NEO compensation, excluding our CEO and our CFO, who was not awarded incentive compensation, was wholly based on performance, meaning that the failure of the Company to produce positive net profit before taxes would have eliminated over 84% of those NEOs’ compensation in Fiscal Year 2012. While our Board maintains discretion to issue appropriate and necessary bonuses to our employees to ensure retention of key talent, the performance based incentive compensation portion of the NEO compensation increases and decreases based upon the profitability of the Company. In regards to our CEO and Chairman, Peter Orthwein, it is important to note that his personal holdings in our stock establishes him as one of the Company’s largest stockholders. Consequently, the Company has not provided equity compensation to Mr. Orthwein while he has served as our Chief Executive Officer. As previously mentioned, the compensation paid to our Chief Executive Officer is far below the compensation levels indicated by our benchmarking. As we reflect back on Fiscal Year 2012, particularly upon the compensation our Company paid to our NEOs, it is clear that our compensation program is strongly tied to performance. Appreciating that we had our best earnings per share report since our Company felt the impacts of the recession in 2008, we find affirmation of our belief that our program works to create incentives that lead to increased earnings for our Company. In short, we believe our pay for performance strategy works to maximize our Stockholders’ value.

EXECUTIVE COMPENSATION PRACTICES

Our executive compensation plan is based on our objectives to pay for performance, retain our key employees and thereby align our executives’ incentives with our Stockholders’ interests. Key aspects of our plan include:

—	Pay for performance
—	Compensation benchmarking
—	Review and evaluation of tally sheets
—	Identification and mitigation of risk
—	No significant perquisites with the single exception of a life insurance program for Mr. Martin
—	Minimum three year vesting periods on restricted stock unit awards
—	No employment contracts with our NEOs following resignation of Mr. Farman
—	No stock options awarded for Fiscal Year 2012
—	Three year clawback provision for all incentive-based compensation

Results of the 2011 Advisory Vote on Executive Compensation

The Compensation and Development Committee of the Board of Directors is proud to report the results of its initial advisory vote on executive compensation held in December of 2011. Nearly 97% of the votes cast were in favor of the proposed executive compensation plan for Fiscal Year 2012. For Fiscal Year 2012, the Compensation and Development Committee considered this vote of confidence as it (i) kept most of the compensation plans in place with very little change to the Named Executive Officers’ base salaries, except in the case associated with the promotion of Robert W. Martin and base salary adjustment to Mr. Farman and Mr. Imanse to align with current market levels, and (ii) deepened its commitment to ensure the compensation practices of the Company promote the alignment of executive incentive to Stockholder interest by introducing a restricted stock unit plan tied directly to the Company’s financial performance as measured by net income before taxes. As recommended by the Company, our Stockholders voted to conduct an annual advisory vote on our executive compensation practices. We look forward to the upcoming vote at our Annual Meeting.

OUR EXECUTIVE COMPENSATION PLAN: ITS ELEMENTS AND WHY WE OFFER THEM

There are various elements to our executive compensation plan: base salary, a discretionary bonus (available to some but not all executives), non-equity incentive plans tied directly to Company performance and equity incentive plans tied directly to Company performance. The Compensation and Development Committee believes that performance-based incentive compensation promotes alignment between executive incentives and Stockholder value. For our NEOs, excluding the CEO and CFO, 84% of their total compensation for Fiscal Year 2012 was performance-based and not guaranteed. Without top level performance that inures to the benefit of you, our Stockholders, much of their compensation would be neither earned nor paid. This is precisely the type of incentive that our Compensation and Development Committee seeks to create as it sets the compensation plan of our executives each year.

Base Salary

Our Compensation and Development Committee considers industry norms as well as benchmarking data from companies of similar size in seeking to determine an appropriate base salary. The base salaries are part of a comprehensive compensation package paid to our executives and are determined accordingly, so that the overall compensation package payable to an executive in any given year is commensurate with relevant factors such as experience, talent, contribution, industry standards, expectations and performance. As mentioned above, a particular challenge to our Company in this regard is that very few of our true industry competitors are publicly traded or report their compensation figures publicly. This challenge is offset by the fact that much of the nation’s recreation vehicle manufacturing occurs within the general vicinity of Elkhart County, Indiana, where a number of our operating Subsidiaries are located, providing us with the opportunity to gain an understanding of industry practices. This understanding is crucial to our Company as the close proximity creates the ever-existing threat of those competitors attempting to attract our key talent. Both our base salaries and the incentive-based elements of our compensation plans are established with this knowledge and awareness. The broad objective is to create a compensation plan to attract and retain key talent.

Annual Base Salary Review

On an annual basis, all employees’ base salaries are reviewed for possible adjustments. Adjustments, though, are not automatic. Instead, they are merit-based, driven either by exceptional performance or promotion that often is rooted in experience with our Company. For our executives, the Compensation and Development Committee considers the market practices of similarly-situated companies as a guide for recognized ranges of compensation.

For Fiscal Year 2012, the Compensation and Development Committee considered the applicable base salary increases for our NEOs appropriate based upon the combination of factors outlined above, outstanding Company and individual performance and market data.

Cash Incentive Compensation

Cash incentive compensation consists of (i) performance-based incentive awards under our MIP program, our 2006 Equity Incentive Plan (our “2006 Plan”) or our 2010 Equity and Annual Incentive Plan (our “2010 Plan”) and (ii) discretionary bonuses. Cash incentive compensation for our NEOs is generally determined and paid on a quarterly basis. Our Compensation and Development Committee has the ability to consider non-financial, compliance and other qualitative performance factors in determining actual compensation payouts for executive officers. As mentioned above, our Board of Directors also has the ability to seek recoupment or clawback of any incentive-based compensation paid within the last three (3) years that is ultimately determined to have been based upon financial statements that require a subsequent restatement. As stated previously, the clawback policy requires recoupment of any portion of incentive compensation paid to an employee of a Subsidiary and/or the Company that is subsequently determined as having been overpaid as calculated using the restated earnings of that Subsidiary and/or the Company.

The goal of our incentive compensation plans is to maximize profitability which, in turn, will lead to maximization of stockholder value. This is accomplished through several incentive compensation elements. For our executives involved directly in operations, the Company sponsors a non-equity performance incentive plan, the above-described MIP. In Fiscal Year 2012, the measures of performance and realization of our cash incentive compensation plan were as follows:

Name	Performance Metric (1)	Award
Peter B. Orthwein	0.5% of Company Pre-Tax Profit	$903,455

Robert W. Martin	1.75% of RV Group Pre-Tax Profit	$2,845,263 (2)

Andrew Imanse	4.0% of Bus Group Pre-Tax Profit	$670,480

Richard E. Riegel, III	0.3% of Company Pre-Tax Profit	$542,073

    (1)   The calculation for determining the awards issued under the MIP plan are based upon pre-tax profits adjusted for certain items.

    (2)   For a portion of Fiscal Year 2012, Mr. Martin was employed by an operating Subsidiary owned by the Company and a portion of his non-equity incentive compensation was derived from his employment with the operating Subsidiary under a metric associated with that operating Subsidiary’s performance. The award reported in this chart is his total cash incentive compensation received for Fiscal Year 2012.

The receipt of the cash incentive compensation is contingent upon the executive being employed with the Company or an operating Subsidiary at the time of payment and certification by our Compensation and Development Committee that the performance goal was achieved.

Our Compensation and Development Committee awarded discretionary, non-equity compensation awards to Messrs. Farman, Imanse and Riegel on the basis of both Company and individual performance. In determining eligibility for such an award, our Compensation and Development Committee considered our overall performance, including our profitability, individual performance and the reasonableness of the recommended bonus amounts in relation to their collective knowledge of the compensation paid to similarly situated executives in peer and comparably sized companies. In drawing comparisons against our Peer Group and other companies, members of our Compensation and Development Committee individually and informally consulted various publicly available sources. For Fiscal Year 2012, Messrs. Farman, Imanse and Riegel were all awarded a discretionary non-equity bonus based on these factors.

A Look Ahead to Fiscal Year 2013: Long-Term Equity Incentive Plan

On August 16, 2012, our Compensation and Development Committee approved a performance-based equity incentive plan for certain executives – the Long-Term Equity Incentive Plan (the “LTI”). Early in our Fiscal Year 2013, the first awards were issued under the LTI based upon the Fiscal Year 2012 performance of our operating Subsidiaries and the Company itself. Key elements of the LTI help align the interests of our management level employees with the interests of our Stockholders. As we have previously announced in our press releases, the marketplace presents certain challenges to maintaining operating margins. The market-driven shrink in margins impacts our Company’s ability to deliver increased earnings for our Stockholders. Seeking to address this challenge, which is particularly unique to our industry as the impact from the recession and subsequent lagging recovery is well-documented, our Compensation and Development Committee established the LTI and will offer it to certain corporate executives and key members of management of our operating Subsidiaries. Like the MIP, the LTI uses net profit before taxes adjusted for certain items as the metric to determine the awards issued under the plan. The LTI creates incentive among not just certain corporate executives but also our management teams at our operating Subsidiaries. The inclusion of key management personnel at the operating Subsidiary levels will act to further incentivize margin improvement and, thereby, net profit improvement, all to the benefit of our Stockholders.

Additionally, the LTI awards restricted stock units instead of cash. As awards are earned under the LTI, the beneficiaries will, provided they remain as employees of our Company or one of its operating Subsidiaries, receive restricted stock unit awards and will become owners of Company stock further aligning their interests with those of our Stockholders.

Importantly, the restricted stock units awarded to a beneficiary under the LTI will vest in three (3) equal annual installments on the first, second and third anniversary date of the grant. If the beneficiary ceases to be employed by the Company or one of its operating Subsidiaries, the beneficiary will immediately forfeit all restricted stock units awarded under the LTI that have not vested. This feature will further assist us in our efforts to retain our key talent.

The aggregate amount of equity award granted to the management teams at each operating Subsidiary will be equal to 2% of that operating Subsidiary’s pre-tax profit adjusted for certain items. We believe that the award of restricted stock units promotes a long-term alignment of the interests of our key employees with our Stockholders. As we mentioned above, our industry presents unique retention challenges given the geographic grouping and competitive salary programs of our non-public competitors. We believe the LTI provides the appropriate amount of incentive to our employees to remain with our Company for the long-term, all to the benefit of our Stockholders.

Our Compensation and Development Committee evaluates individual aspects of the compensation programs for our NEOs as well as the aggregate compensation paid. We do not believe that the introduction of the LTI will cause the NEO compensation to be excessive relative to our peer review benchmarks. The program is an essential tool to help attract and retain key talent as well as to create incentives for our key employees to make decisions with the mindset of owners of our Company.

Additional Compensation Elements

Benefits

Our executives generally participate in the same benefit plans available to all full-time employees of the Company. There are no benefits offered to our NEOs that are not available to our broader employee population.

Perquisites

We do not offer significant perquisites to our NEOs such as aircraft usage, cars and drivers, security, financial and tax planning or other forms of perquisites that some publicly-traded companies award to NEOs. The only significant perquisite offered to any of our executive officers pertains to a life insurance plan offered to our President and Chief Operating Officer, Robert W. Martin, as reported in our Summary Compensation Table on page 30 below.

Retirement Plans

Our Company does not offer retirement plans to our NEOs. As part of our Company’s compensation philosophy, we believe that the compensation, taken as a whole, paid to our NEOs is fair and reasonable and, further, is designed to promote retention of key employees, all to the benefit of our Stockholders. Excessive retirement or deferred compensation plans available only to our NEOs simply do not fit within our compensation philosophy.

Deferred Compensation Plan

Our current 401(k) plan is not open to employees who make in excess of $115,000 in any year. To offset this, our Company offers a Deferred Compensation Plan to our employees, including those making in excess of $115,000 in any year. Our Deferred Compensation Plan is more fully discussed below. It is important to note at this point, however, that the Company does not offer any matching of funds or any other type of additional compensation in relation to the Deferred Compensation Plan.

Severance Plans and Change in Control Agreements

Our Company does not typically enter into written agreements for severance or for compensation in the event of a change in control. Our key employees are important to the Company’s long-term success and their value is determined by their efforts to improve our performance. From those efforts, these employees create their own protection in the event of a change in control or employment circumstance. Notwithstanding the foregoing, when Mr. Farman joined our Company in May 2008, pursuant to the terms of an employment offer letter and as an inducement for him to join our Company, we agreed to pay Mr. Farman severance equal to nine (9) months of Mr. Farman’s base salary in the event Mr. Farman is terminated for reasons other than cause (as defined below). Mr. Farman resigned from the Company on October 12, 2012. The terms agreed upon by the Company and Mr. Farman in relation to his resignation are disclosed in “Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers” on page 39. Mr. Farman was our only NEO who had a written contract entitling him to receive severance benefits.

Our 2006 Plan and 2010 Plan each specify that upon the occurrence of a change in control, all options will automatically become vested and exercisable in full and all restrictions or conditions, if any, on any restricted stock or restricted stock unit awards will automatically lapse. These types of provisions are designed to ensure that plan participants receive the benefits of prior plan awards in the event that a change in control occurs since these events are largely or entirely out of their control.

The aggregate value of change in control and termination benefits for each NEO is summarized below under the subheading, “Potential Payments Upon Termination or Change in Control.”

Tax Deductibility

Section 162(m) of the Internal Revenue Code (“Code”) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers

(other than the chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by Stockholders, are excluded from the deduction limit. Our Compensation and Development Committee’s policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent it believes it is practical and in our best interests and the best interests of our Stockholders. However, to retain highly skilled executives and remain competitive with other employers, our Compensation and Development Committee has the right to authorize compensation that would not otherwise be deductible under Section 162(m) of the Code or otherwise.

Section 409A of the Code

Our compensation plans and programs are designed to comply with Section 409A of the Code, which places strict restrictions on plans that provide for the deferral of compensation.

Compensation Risk Considerations

The Compensation and Development Committee, as well as the entire Board of Directors and management, reviews the risks and rewards of the Company’s compensation practices. Careful consideration is given to design programs that mitigate risk. Our compensation programs are specifically designed to promote and incentivize sound business judgment that is aligned with our Stockholders’ best interest. Our performance-based incentive compensation programs reward our employees based upon pre-tax profits adjusted for certain items. While the monetary or equity award is based upon a relatively short term measure (i.e. one year’s pre-tax profits), the program creates incentives that drive earnings for the long-term as it motivates our employees to increase quality, lead in innovation, cultivate important dealer relationships and improve many other aspects of our businesses, all to the benefit of our Company’s long-term earnings. Together, the MIP and the LTI motivate our employees to act as equity owners of our Company which promotes individual performance that favors long-term Company performance.

As mentioned above, in September of 2012, the Company formally adopted a three-year clawback policy requiring recoupment from executives (and all recipients of incentive compensation throughout the Company and its operating Subsidiaries) by the Company of the difference between the amount of incentive-based compensation paid and the amount payable based upon a subsequent restatement of the operating Subsidiary’s and/or the Company’s financial statements. For managerial level employees who receive equity incentive compensation based on their employer/operating Subsidiary’s financial performance, the Company will seek recoupment of the difference between the amount of incentive compensation paid and the amount that is subsequently determined to have been payable in the event of any restatement that concerns the employer/operating Subsidiary’s financial statements. This newly-adopted clawback policy does not require fault or malfeasance by any employee before compensation must be repaid. It simply requires repayment of any incentive-based compensation that is subsequently determined to have been paid based upon mistaken financial information that requires a restatement.

How We Make Compensation Decisions

Attracting and Retaining World-Class Talent

The objective of our compensation decisions is to attract, motivate and retain world-class talent necessary to drive the growth and earnings of our Company. Key concepts in that analysis are the importance of tying compensation closely with performance, the ability to attract and retain top level talent, avoidance of excessive compensation and appreciation and avoidance of excessive risk associated with compensation practices. The balance between these concepts is constantly at the forefront of the Compensation and Development Committee discussions.

Each year, the Compensation and Development Committee engages in a thorough evaluation of the performance of our NEOs. Through this process, and through both formal and informal feedback throughout the year, management assists the Compensation and Development Committee in evaluating the NEOs’ individual performance to better enable the Committee to make appropriate compensation decisions for the coming year.

For our Chairman and Chief Executive Officer, the Compensation and Development Committee conducts an evaluation of his performance, which evaluation includes input from the entire Board of Directors. With this information, the

Compensation and Development Committee determines the base salary and incentive compensation elements of the compensation plan for the Chairman and Chief Executive Officer.

For the other NEOs, the Chairman and Chief Executive Officer evaluates their individual performance and recommends a tailored compensation plan for each individual to the Compensation and Development Committee. The Compensation and Development Committee then votes to approve or modify the Chairman’s recommendations.

Role of Compensation Consultants

Our Compensation and Development Committee (the “Committee”) has ultimate responsibility for overseeing all forms of compensation for our NEOs. Historically, the Committee relied on its general understanding of compensation practices of other similarly situated companies and other general marketplace information and, from time to time, has engaged compensation consultants to assist it in structuring some of its executive compensation programs.

In Fiscal Year 2012, the Committee engaged Towers Watson as its executive compensation consultant (“Compensation Consultant”). The Committee has the sole power to retain the Compensation Consultant, approve its compensation, define the scope of its retention, terminate the engagement, replace the Compensation Consultant and/or hire additional executive compensation consultants. A representative of Towers Watson attends the meetings of the Committee and communicates with the Committee Chairman in between meetings. The Committee itself makes all decisions regarding the compensation of executive officers.

During Fiscal Year 2012, the Compensation Consultant provided the following services to the Committee:

—	Provided periodic reports of executive compensation trends;
—	Provided peer group review of the Company’s executive compensation; and
—	Reviewed drafts and commented on elements of the Company’s Proxy Statement

In Fiscal Year 2012, the total fees paid to the Compensation Consultant were $41,912.

Peer Review Analysis

Our Company has a unique challenge in its peer review process as many of the companies with whom we compete for talent are not publicly traded. Geographic proximity to our competitors makes the competition for key talent an ever-present challenge. Our compensation plans are developed with the knowledge of the plans of these key, non-public competitors in mind and are designed to attract and retain world-class talent through a program that is reasonable and heavily tied to our Company’s performance. In Fiscal Year 2012, the Company engaged in benchmarking against a Compensation Peer Group and used this data in conjunction with our own industry-specific knowledge in evaluating its executive compensation practices. The Compensation and Development Committee periodically reviews and, as indicated, updates the Compensation Peer Group. Our Compensation Peer Group fails to capture our industry competitors who compete for our talent because the greatest threats from those competitors are not publicly traded; however, the Compensation Peer Group represents manufacturing companies of similar size, profitability and market capitalization. Additionally, we sought to identify manufacturing firms that introduce their products to market through dealerships or franchises. While the Compensation Peer Group fails to capture our true competitors in our market segments, it does provide a meaningful basis for market comparison of our executive compensation packages. We believe the Compensation Peer Group below represents a good comparator group for our Company. For Fiscal Year 2012, the Compensation Peer Group consisted of the following companies:

Actuant Corporation	Briggs & Stratton Corp.	FLIR Systems, Inc.

Leggett & Platt, Inc.	Armstrong World Industries, Inc.	Fortune Brands Home & Security, Inc.

Polaris Industries, Inc.	Brunswick Corporation	Harley-Davidson, Inc.

AO Smith Corp.	Cooper Tire & Rubber Co.	Lennox International, Inc.

Regal Beloit Corporation	Toro Co.

In evaluating the competitiveness and reasonableness of our executive compensation practices, we analyze the Compensation Peer Group’s compensation data as reported in their most recent proxy statements. In this process, we measure actual pay data with comparable NEOs and the aggregate NEO compensation. We also evaluated the fixed and incentive-based variables of our compensation program as compared to the Compensation Peer Group. This information is then presented to the Committee for its consideration as it determines the appropriate compensation of our executive officers.

REPORT OF THE COMPENSATION AND DEVELOPMENT COMMITTEE

We, the Compensation and Development Committee of the Board of Directors of Thor Industries, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. After its review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012.

The Compensation and Development Committee

Jan H. Suwinski, Chair

Andrew E. Graves

Geoffrey A. Thompson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation and Development Committee is comprised entirely of the three (3) independent directors listed on the previous page. No member of the Compensation and Development Committee is a current, or during our Fiscal Year 2012 or anytime before, was a former officer or employee of the Company or any of its operating Subsidiaries. During Fiscal Year 2012, no member of the Compensation and Development Committee had a relationship that must be described under SEC rules relating to disclosure of related person transactions. In Fiscal Year 2012, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board of the Compensation and Development Committee of the Company.

COMPENSATION RISK ASSESSMENT

As our Compensation and Development Committee evaluates our compensation programs, it considers many areas of risk potentially associated with the various programs as well as steps that can be taken to mitigate those risks. This process includes consideration of many factors, including:

—

Oversight of the business and our MIP and LTI programs provided by our Chief Executive Officer (a co-founder of our Company who owns a substantial number of our shares), our Chief Financial Officer and our Board.

—	Our entrepreneurial culture which we believe encourages employees to think like owners.

—	Our internal controls, which we believe have been strengthened over the past several years.

—	Rigorous internal audits that are conducted throughout our Company.

—	Our enterprise risk management program, an annual assessment of the risks facing our Company led by senior management with the participation of outside advisers.

—	Significant equity holdings by our Chief Executive Officer that encourages long-term value creation, balancing the focus of our MIP and LTI programs on short-term profits.

—	The performance criteria of our MIP and LTI programs, which emphasizes overall business results over individual performance.

—

Linear award calculations under our MIP and LTI programs, with no steep payout curves or disproportionate increases in compensation payout thresholds that might create incentives to take greater risks for greater rewards.

—	The same metrics – pre-tax profits as adjusted for certain items – used each year; these metrics have not been switched to take advantage of any benefits associated with short-term circumstances.

—	Our ability to consider non-financial, compliance and other qualitative performance factors in determining actual compensation payouts for executive officers.

—	Our ability to use downward discretion and clawback payments.

—	Finance officers of each of our operating Subsidiaries report to our Chief Financial Officer.

Management and the Compensation and Development Committee will continue to regularly evaluate the risks associated with our compensation programs and will consider changes necessary to prevent incentives to take excessive risk. As a result of our most recent evaluation, we do not believe that our compensation programs created risks that are reasonably likely to have a material adverse affect on the Company. To the contrary, we believe that the programs promote sound business judgment and align employee performance with the realization of the Company’s strategic plan and maximization of Stockholder value.

EXECUTIVE COMPENSATION

The following tables, narrative and footnotes disclose the compensation paid to the Named Executive Officers of the Company. The Named Executive Officers include the: Chairman and Chief Executive Officer, former Chief Financial Officer, President and Chief Operating Officer, President of Bus Group and our former Senior Group President.

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation awarded to our Named Executive Officers in Fiscal Year 2012, Fiscal Year 2011 and Fiscal Year 2010.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Share Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Peter B. Orthwein, Chairman, and Chief Executive Officer	2012 2011 2010	750,000 750,000 484,471	— — 350,000	— — —	— — —	903,455(4) 739,070 —	— — —	— — —	1,653,455 1,489,070 834,471

Christian G. Farman, former Senior Vice President, Treasurer and Chief Financial Officer (12)	2012 2011 2010	800,000 598,077 500,000	850,000 800,000 469,534	— — —	— 1,012,982 1,172,000	— — 257,091	— — —	— — —	1,650,000 2,411,059 2,398,625

Robert W. Martin, President and Chief Operating Officer	2012 2011 2010	373,077 N/A N/A	— N/A N/A	603,163(5) N/A N/A	— N/A N/A	2,845,263(6) N/A N/A	— N/A N/A	17,785(7) N/A N/A	3,839,288 N/A N/A

Andrew Imanse, President of Bus Group	2012 2011 2010	225,000 130,000 N/A	60,000 — N/A	— — N/A	— — N/A	670,480(8) 749,253 N/A	— — N/A	18,033(9) 8,259 N/A	973,513 887,512 N/A

Richard E. Riegel, III, former Senior Group President (10)	2012 2011 2010	300,000 298,077 171,298	11,056 231,560 —	— — —	— — —	542,073(11) 443,440 1,000,000	— — —	— — —	853,129 973,077 1,171,298

(1)	All compensation figures in this table are rounded to the nearest dollar amount.

(2)

For Fiscal Year 2012, the amounts in this column reflect the payment of discretionary bonuses to Messrs. Farman, Imanse and Riegel as more fully described in “Compensation Discussion and Analysis” above.

(3)

All stock options were granted under our 2006 Plan and our 2010 Plan. Amounts reflect the grant date fair value of the awards granted in Fiscal Year 2011 and 2010, respectively, determined in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718. The fair value of stock options awards is estimated on the date of grant using the Black-Scholes option-pricing model. Assumptions used in the calculation of the Black-Scholes value are included in Note 14 of the Notes to the Consolidated Financial Statements in our Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012. There is no assurance that the amounts reflected in the “Option Awards” column will be realized by the NEOs. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of our Company and our Common Stock.

(4)

This amount consists of a non-equity incentive plan award paid to Mr. Orthwein for Fiscal Year 2012 which was based upon the same formula upon which he was compensated in Fiscal Year 2011 equal to 0.5% of our pre-tax profits for each fiscal quarter during the fiscal year.

(5)	This amount consists of equity incentive plan awards to Mr. Martin in Fiscal Year 2012 which were earned in the third and fourth quarter of our Fiscal Year 2012 equal to 0.5% of the pre-tax profits from operations of the RV Group (excluding any impairment charges) for each such fiscal quarter. For third quarter Fiscal Year 2012 the amount was $295,808. For fourth quarter Fiscal Year 2012 the amount was $307,355.

(6)

This amount consists of non-equity incentive plan awards paid to Mr. Martin in Fiscal Year 2012 which was paid, in part, for his performance at one of our operating Subsidiaries before he was promoted to President of our RV Group of our Company. For the first and second quarter of our Fiscal Year 2012, Mr. Martin was paid a performance award equal to 2.26% of the pre-tax profits (less LIFO and impairments) from operations of Keystone RV. In addition, for the third and fourth quarters of our Fiscal Year 2012, Mr. Martin’s incentive based compensation was equal to 1.75% of the pre-tax profits of the RV Group.

(7)	This amount consists of premiums for executive life insurance and disability insurance plans.

(8)

This amount consists of a non-equity incentive plan award paid to Mr. Imanse for Fiscal Year 2012 equal to 4% of the aggregate pre-tax profit from operations of each of the operating Subsidiaries within our Bus Group during the Fiscal Year 2012.

(9)	This amount consists of the payout of vacation accrued but unused during Fiscal Year 2012.

(10)	Mr. Riegel resigned from his position at the Company effective September 30, 2012.

(11)

This amount consists of a non-equity incentive plan award paid to Mr. Riegel for Fiscal Year 2012 which was based upon the same formula upon which he was compensated in Fiscal Year 2011 equal to 0.3% of our pre-tax profits for each fiscal quarter during the fiscal year.

(12)	Mr. Farman resigned from his position at the Company effective October 12, 2012.

Grants of Plan-Based Awards for Fiscal Year 2012

The following table summarizes the grants made to each of our NEOs during Fiscal Year 2012 under our 2006 Plan, 2010 Plan or other plans or arrangements.

		Estimated Future Payouts Under Non Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (9)			All Other Share Awards: Number Of	All Other Option Awards: Number of Shares	Exercise or Base Price of Option	Grant Date Fair Value of Share and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares or Units	Underlying Options (#) (1)	Awards ($/Sh)(2)	Option Awards (3)

Peter B. Orthwein		(4)	(4)	(4)

Christian G. Farman		—	—	—

Robert W. Martin		(5)	(5)	(5)	(6)	(6)	(6)	19,539			$603,163

Andrew Imanse		(7)	(7)	(7)

Richard E. Riegel, III		(8)	(8)	(8)

(1)	Reflects the number of stock options granted in Fiscal Year 2012.

(2)	Represents the exercise price of stock options reported in the previous column, which is equal to the closing price of our Common Stock on the grant date.

(3)

Represents the fair value per share of option awards as of the grant date pursuant to FASB ASC Topic 718. In January 2012, Mr. Martin was awarded a performance-based incentive award payable in restricted stock of the Company with respect to the third and fourth quarters of Fiscal Year 2012, equal to 0.5% of the pre-tax profits from operations of the RV Group (excluding any impairment charges) for each such fiscal quarter. The number of shares awarded was based upon the NYSE closing price of the Company’s Common Stock on the day the Committee approved the award. These awards vest in five equal annual installments.

(4)

As shown under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Orthwein was granted a non-equity incentive plan award on August 17, 2011, equal to 0.5% of our pre-tax profits for each fiscal quarter during Fiscal Year 2012, the aggregate amount of Awards shall not exceed $10 million (the actual amount of this award was $903,455). Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate thresholds, targets or maximum amounts for such award.

(5)	As shown under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Martin was granted a non-equity incentive plan award in part for his performance at one of our operating Subsidiaries before he was promoted to President of our RV Group and a non-equity incentive plan award on January 26, 2012, payable with respect to the third and fourth quarters of Fiscal Year 2012, equal to 1.75% of the pre-tax profits from operations of the Company’s RV Group (excluding any impairment charges) for each such quarter, the aggregate amount of Awards shall not exceed $10 million (the actual amount of these awards was $2,845,263). Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate thresholds, targets or maximum amounts for such award.

(6)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Martin was granted a performance-based equity incentive award under the 2010 Plan payable in restricted stock with respect to the third and fourth quarters of Fiscal Year 2012 equal to 0.5% of the pre-tax profits from operations of the Company’s RV Group (excluding any impairment charges) for each such fiscal quarter. The restricted stock vests in five equal annual installments beginning on the first anniversary of the date of issuance of such stock. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate thresholds, targets or maximum amounts for such award.

(7)

As shown under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Imanse was granted a non-equity incentive plan award on August 17, 2011, equal to 4% of the aggregate pre-tax profit from operations (excluding any impairment charges or LIFO reserve adjustments) of our Bus Group during Fiscal Year 2012 (the actual amount of this award was $670,480). Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate thresholds, targets or maximum amounts for such award.

(8)

As shown under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Riegel was granted a non-equity incentive plan award on August 17, 2011, equal to 0.3% of our pre-tax profits for each fiscal quarter during Fiscal Year 2012, provided that the aggregate amount of award shall not exceed $10 million for the Company’s 2012 fiscal year (the actual amount of this award was $542,073). Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate thresholds, targets or maximum amounts for such award.

(9)

Equity Incentive Awards with future payouts were granted in early Fiscal Year 2013 and will be reported in this table next year. Other than Mr. Martin’s awards more fully described above, no such awards were granted during Fiscal Year 2012.

Executive Employment Agreements

Historically, we have not entered into employment agreements with our NEOs. After Mr. Farman’s resignation from the Company in October of 2012, there were no executive officers with employment agreements with the Company. The agreements entered into by the Company with Messrs. Farman and Riegel in relation to their respective resignations are outlined in “Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers” on page 39.

Summaries of Equity Compensation Plans

Thor Industries, Inc. 2010 Equity and Incentive Plan

We have adopted and our Stockholders have approved the Thor Industries, Inc. 2010 Equity and Incentive Plan (our “2010 Plan”). Our 2010 Plan is designed to enable us to obtain and retain the services of the types of employees and directors who will contribute to our long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of our Stockholders. Our Board approved our 2010 Plan on October 25, 2010. The maximum number of shares issuable under our 2010 Plan is 2,000,000 (subject to adjustment) of which a maximum of 1,000,000 shares can be awarded as restricted stock or restricted stock units.

Our 2010 Plan is administered by the Compensation and Development Committee (our “Committee”). While we are a publicly traded company, our Committee may consist solely of two or more members of our Board who qualify as “outside directors” within the meaning of Section 162(m) of the Code, and as “non-employee directors” under Rule 16b-3 as promulgated under Section 16 of the Exchange Act.

Eligibility

Awards may be granted to our employees and directors and those individuals whom our Committee determines are reasonably expected to become employees or directors following the date of the grant of the Award (“Participants”), provided that incentive stock options may be granted only to employees. Awards may be in the form of options (incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, performance compensation awards and stock appreciation rights (collectively, “Awards”).

Options

Options may be granted as incentive stock options (stock options intended to meet the requirements of

Section 422 of the Code) or nonstatutory stock options (stock options not intended to meet such requirements) and will be granted in such form and will contain such terms and conditions as our Committee deems appropriate. The term of each option will be fixed by our Committee but no incentive stock option may be exercisable after the expiration of ten (10) years from the grant date; provided, that, in the case of incentive stock options granted to a 10% stockholder, the term of such option may not exceed five (5) years from the grant date. The exercise price of each incentive stock option may not be less than 100% of the fair market value of the Common Stock subject to the option on the date of grant; provided, that, in the case of incentive stock options granted to a 10% stockholder, the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each nonstatutory stock option may not be less than 100% of the fair market value of the Common Stock subject to the option on the date of grant. Our Committee will determine the time or times at which, or other conditions upon which, an option will vest or become exercisable. Payment in respect of the exercise of an option may be made in cash or by certified or bank check, or our Committee may, in its discretion and to the extent permitted by law, allow such payment to be made by surrender of unrestricted shares of Common Stock (with a fair market value equal to the exercise price) that have been held by the Participant for any period deemed necessary by our accountants to avoid an additional compensation charge, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have a fair market value equal to the exercise price, or through a broker-assisted cashless exercise program, a net exercise method or in any other form of legal consideration that may be acceptable to our Committee.

Restricted Stock and Restricted Stock Units

Our Committee may award actual shares of our Common Stock (“Restricted Stock”) or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of our Common Stock (“Restricted Stock Units”), which award may, but need not, provide that such Restricted Stock or Restricted Stock Units may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of an obligation or for any other purpose for such period (the “Restricted Period”) as our Committee shall determine. Subject to the restrictions set forth in the Award, Participants who are granted Restricted Stock generally will have the rights and privileges of a stockholder as to such restricted stock, including the right to vote such restricted stock. Cash dividends and stock dividends with respect to Restricted Stock shall be withheld by our Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by our Committee. The cash dividends or stock dividends so withheld by our Committee and attributable to any particular share of Restricted Stock will be distributed to the Participant in cash or, at the discretion of our Committee, in shares of Common Stock having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on such shares. The Restricted Period shall commence on the date of the grant and end at the time or times set forth on a schedule established by our Committee in the applicable Award agreement. At the discretion of our Committee, cash dividends and stock dividends (“Dividend Equivalents”) also may be paid with respect to Restricted Stock Units which, if credited, shall be withheld for the Participant’s account and distributed upon the settlement of the Restricted Stock Unit. If the Restricted Stock or the Restricted Stock Units, as applicable, are forfeited, the Participant shall have no right to such dividends and/or Dividend Equivalents.

Performance Compensation Awards

Our 2010 Plan provides our Committee with the authority, at the time of grant of any Award (other than options and stock appreciation rights granted with an exercise price or grant price equal to or greater than the fair market value per share of stock on the date of the grant), to designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. In addition, our 2010 Plan provides our Committee with the authority to make an Award of a cash bonus to any Participant and designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

The maximum performance compensation award payable to any one Participant under our 2010 Plan for a Performance Period is 2,000,000 shares of our Common Stock or, in the event such performance compensation award is paid in cash, the equivalent cash value thereof, as determined by our Committee. If the performance compensation award is in the form of Restricted Stock or Restricted Stock Units, then the maximum performance compensation award payable to any one Participant for a Performance Period is 1,000,000 shares of our Common Stock. The maximum amount that can be paid in any calendar year to any Participant pursuant to a performance compensation award in the form of a cash bonus is $10,000,000.

Stock Appreciation Rights

Stock appreciation rights may be granted either alone (“Free Standing Rights”) or, provided the requirements of our 2010 Plan are satisfied, in tandem with all or part of any option granted under our 2010 Plan (“Related Rights”). Upon exercise thereof, the holder of a stock appreciation right would be entitled to receive from our Company an amount equal to the product of (i) the excess of the fair market value of our Common Stock on the date of exercise over the exercise price per share specified in such stock appreciation right or its related option, multiplied by (ii) the number of shares for which such stock appreciation right is exercised. The exercise price of a Free Standing Right shall be determined by our Committee, but shall not be less than 100% of the fair market value of our Common Stock on the date of grant of such Free Standing Right. A Related Right granted simultaneously with or subsequent to the grant of an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option. A stock appreciation right may be settled, at the sole discretion of our Committee, in cash, shares of our Common Stock or a combination thereof.

Change in Control

In the event of a Change in Control (as defined in our 2010 Plan) of our Company, and either in or not in combination with another event such as a termination of the applicable Participant’s service by our Company without cause, unless otherwise provided in an Award agreement, all options and stock appreciation rights will become immediately exercisable with respect to 100% of the shares subject to such option or stock appreciation rights, and the restrictions will expire immediately with respect to 100% of such shares of Restricted Stock or Restricted Stock Units subject to such Award (including a waiver of any applicable Performance Goals). In addition, unless otherwise provided in an Award agreement, all incomplete Performance Periods in respect of a performance compensation award will end upon a Change in Control, and our Committee will (a) determine the extent to which performance goals with respect to each such Performance Period have been met, and (b) cause to be paid to the applicable Participant partial or full performance compensation awards with respect to performance goals for each such Performance Period based upon our Committee’s determination of the degree of attainment of performance goals or assuming that applicable “target” levels of performance have been attained or on such other basis as determined by our Committee. Further, in the event of a Change in Control, our Committee may in its discretion and upon advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of our Common Stock received or to be received by other Stockholders of our Company in the event.

Thor Industries, Inc. 2006 Equity Incentive Plan

On December 5, 2006, we adopted the Thor Industries, Inc. 2006 Equity Incentive Plan (our “2006 Plan”) which is designed to enable us and our affiliates to obtain and retain the services of the types of employees, consultants and directors who will contribute to our long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of our Stockholders.

Our 2006 Plan was designed, among other things, to replace our 1999 Plan (as defined below) and our Restricted Stock Plan adopted in 1997 (our “1997 Plan”). When our Board approved our 2006 Plan, it also approved the termination of our 1999 Plan and our 1997 Plan, each effective upon the approval of the 2006 Plan by our Stockholders. As a result, there were no further grants of options, restricted stock or other equity-based awards pursuant to either our 1999 Plan or 1997 Plan.

The maximum number of shares available for the grant of awards under our 2006 Plan is 1,100,000 subject to adjustment in accordance with the terms of our 2006 Plan, which is approximately the same number of shares that were available for issuance under our 1999 Plan and our 1997 Plan when those plans were terminated.

Our 2006 Plan is administered by our Compensation and Development Committee, which has the power and authority to select 2006 Participants (as defined below) in such plan and grant 2006 Awards (as defined below) to such participants pursuant to the terms of such plan.

2006 Awards may be granted to employees, directors and, in some cases, consultants and those individuals whom our Compensation and Development Committee determines are reasonably expected to become employees, directors or consultants following the date of the grant of the Award (the “2006 Participants”), provided that incentive stock options may be granted only to employees. 2006 Awards may be in the form of options (incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, performance compensation awards and stock appreciation rights (collectively, “2006 Awards”).

Options

Options may be granted as incentive stock options (stock options intended to meet the requirements of Section 422 of the Code) or nonstatutory stock options (stock options not intended to meet such requirements) and will be granted in such form and will contain such terms and conditions as our Compensation and Development Committee deems appropriate. The term of each option will be fixed by our Compensation and Development Committee but no incentive stock option may be exercisable after the expiration of ten (10) years from the grant date; provided, that, in the case of incentive stock options granted to a 10% stockholder, the term of such option may not exceed five (5) years from the grant date. The exercise price of each incentive stock option may not be less than 100% of the fair market value of our Common Stock subject to the option on the date of grant; provided, that, in the case of incentive stock options granted to a 10% stockholder, the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each nonstatutory stock option may not be less than 100% of the fair market value of our Common Stock subject to the option on the date of grant unless such nonstatutory stock option satisfies the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code. Our Compensation and Development Committee will determine the time or times at which, or other conditions upon which, an option will vest or become exercisable.

Restricted Stock and Restricted Stock Units

Our Compensation and Development Committee may award actual shares of Common Stock (“Restricted Stock”) or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of Common Stock (“Restricted Stock Units”), which award may, but need not, provide that such Restricted Stock or Restricted Stock Units may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of an obligation or for any other purpose for such period as our Compensation and Development Committee shall determine. Subject to the restrictions set forth in the Award, Participants who are granted Restricted Stock generally will have the rights and privileges of a stockholder as to such restricted stock, including the right to receive dividends and vote such restricted stock.

Performance Compensation Awards

Our 2006 Plan provides our Compensation and Development Committee with the authority to designate certain 2006 Awards as performance compensation awards in order to qualify such 2006 Awards as “performance-based compensation” under Section 162(m) of the Code. In addition, our 2006 Plan provides our Compensation and Development Committee with the authority to make a 2006 Award of a cash bonus to any Participant and designate such 2006 Award as a performance compensation award in order to qualify such 2006 Award as “performance-based compensation” under Section 162(m) of the Code.

The maximum performance compensation award payable to any one Participant under our 2006 Plan for a Performance Period is 1,100,000 shares of common stock or, in the event such performance compensation award is paid in cash, the equivalent cash value thereof, as determined by our Compensation and Development Committee. The maximum amount that can be paid in any calendar year to any Participant pursuant to a Performance Compensation Award in the form of a cash bonus is $10,000,000.

Stock Appreciation Rights

Stock appreciation rights may be granted either alone (“Free Standing Rights”) or, provided the requirements of our 2006 Plan are satisfied, in tandem with all or part of any option granted under the 2006 Plan (“Related Rights”). Upon exercise thereof, the holder of a stock appreciation right would be entitled to receive from us an amount equal to the product of (i) the excess of the fair market value of our Common Stock on the date of exercise over the exercise price per share specified in such stock appreciation right or its related option, multiplied by (ii) the number of shares for which such stock appreciation right is exercised. The exercise price of a Free Standing Right shall be determined by our Compensation and Development Committee, but shall not be less than 100% of the fair market value of our Common Stock on the date of grant of such Free Standing Right. A Related Right granted simultaneously with or subsequent to the grant of an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option and shall be exercisable only to the same extent as the related option. A stock appreciation right may be settled, at the sole discretion of our Compensation and Development Committee, in cash, shares of our Common Stock or a combination thereof.

Change in Control

In the event of a change in control, unless otherwise provided in a 2006 Award agreement, all options and stock appreciation rights will become immediately exercisable with respect to 100% of the shares subject to such option or stock appreciation rights, and the restrictions will expire immediately with respect to 100%

of such shares of Restricted Stock or Restricted Stock Units subject to such 2006 Award (including a waiver of any applicable Performance Goals). In addition, unless otherwise provided in a 2006 Award agreement, all incomplete Performance Periods in respect of a performance compensation award will end upon a change in control, and our Compensation and Development Committee will (a) determine the extent to which performance goals with respect to each such Performance Period have been met and (b) cause to be paid to the applicable Participant partial or full performance compensation awards with respect to performance goals for each such Performance Period based upon our Compensation and Development Committee’s determination of the degree of attainment of performance goals. Further, in the event of a change in control, our Compensation and Development Committee may in its discretion and upon advance notice to the affected persons, cancel any outstanding 2006 Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such 2006 Awards based upon the price per share of our Common Stock received or to be received by other Stockholders in the event.

Amendment and Termination

Our Board, at any time and from time to time, may amend or terminate our 2006 Plan. However, except as provided otherwise in our 2006 Plan, no amendment shall be effective unless approved by our Stockholders to the extent stockholder approval is necessary to satisfy any applicable law or securities exchange listing requirements. Our Compensation and Development Committee, at any time and from time to time, may amend the terms of any one or more 2006 Awards; provided, however, that our Compensation and Development Committee may not make any amendment which would otherwise constitute an impairment of the rights under any 2006 Award unless we request the consent of the 2006 Participant and the 2006 Participant consents in writing.

1999 Stock Option Plan

The Thor Industries, Inc. 1999 Stock Option Plan (our “1999 Plan”) was adopted by our Board in July 1999 and by our Stockholders in September 1999 and provided for the grant of incentive stock options and nonstatutory options to our employees and directors. Our 1999 Plan was frozen effective as of December 5, 2006.

Upon the occurrence of a change in control, all options granted pursuant to our 1999 Plan will automatically become vested and exercisable in full.

Under certain circumstances, in the event option holders engage in certain prohibited behavior, options can be forfeited at the discretion of our Compensation and Development Committee. In addition, any gains realized by option holders may have to be repaid under certain circumstances.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth information concerning option awards and share awards held by our NEOs as of July 31, 2012. Share amounts and exercise prices have been adjusted, as necessary, to reflect the 2 for 1 split in our stock effective January 26, 2004.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)

Peter B. Orthwein	—	—	—	—	—	—

Christian G. Farman	100,000(1) 40,000 20,000	60,000(2) 80,000(3)	$26.30 $27.88 $26.59	05/05/18 07/20/20 07/18/21	—	—
Robert W. Martin	—	—	—	—	10,041 (4)	$288,478
Andrew Imanse	—	—	—	—	—	—
Richard E. Riegel, III	14,000(5) 100,000(6)	— —	$26.91 $26.79	12/08/13 05/23/18	—	—

(1)	Mr. Farman received an option award for 100,000 shares on May 5, 2008. 33,333 options vested on May 5, 2009, 33,333 options vested on May 5, 2010, and 33,334 options vested on May 5, 2011.

(2)

Mr. Farman received an option award for 100,000 shares on July 20, 2010. These options vest and become exercisable in equal installments on each of the first five (5) anniversaries of the date of grant. In conjunction with his resignation, the Company vested 40,000 options previously granted to Mr. Farman which included 20,000 of options granted on July 20, 2010. The remaining unvested options terminated pursuant to the terms of the Plans upon which they were granted.

(3)

Mr. Farman received an option award for 100,000 shares on July 19, 2011. These options vest and become exercisable in equal installments on each of the first five (5) anniversaries of the date of grant. In conjunction with his resignation, the Company vested 40,000 options previously granted to Mr. Farman which included 20,000 of options granted on July 19, 2011. The remaining unvested options terminated pursuant to the terms of the Plans pursuant to which they were granted.

(4)

Mr. Martin received a restricted stock award of 10,041 shares on June 8, 2012. These shares vest as follows: 2,009 shares on the first anniversary of the date of the grant and 2,008 shares on each of the second, third, fourth and fifth anniversaries of the date of grant

(5)	Mr. Riegel received an option award for 14,000 shares on December 8, 2003. These options became fully vested on December 8, 2006.

(6)	Mr. Riegel received an option award for 100,000 shares on May 23, 2008. 33,333 options vested on May 23, 2009, 33,333 options vested on May 23, 2010, and 33,334 options vested on May 23, 2011.

Option Exercises and Shares Vested in Fiscal Year 2012

The following table summarizes information regarding the exercise of option awards and/or the vesting of share awards for each NEO in Fiscal Year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Peter B. Orthwein	—	—	—	—
Christian G. Farman	—	—	—	—
Robert W. Martin	6,000	$96,420	—	—
Andrew Imanse	—	—	—	—
Richard E. Riegel, III	14,000	$204,120	—	—

(1)	Represents the amount realized based on the difference between the market price of the Company’s Common Stock on the date of exercise and the exercise price.

Non-Qualified Deferred Compensation for Fiscal Year 2012

The following table shows the contributions, earnings and account balances for Fiscal Year 2012 for the NEOs participating in our Deferred Compensation Plan.

Name	Executive Contributions in Fiscal Year 2012 ($)(1)	Registrant Contributions in Fiscal Year 2012 ($)	Aggregate Earnings in Fiscal Year 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 7/31/12 ($)
Peter B. Orthwein	—	—	—	—	—
Christian G. Farman	27,500	—	4,097	—	134,978
Robert W. Martin	—	—	—	—	—
Andrew Imanse	27,500	—	8,655	—	298,758
Richard E. Riegel, III	17,308	—	13,929	—	382,535

(1)

The amounts shown as contributions are also included in the amounts shown as Fiscal Year 2012 salary for Messrs. Farman, Imanse and Riegel, respectively, in the salary column of the Summary Compensation Table above.

Summary of Deferred Compensation Plan

On December 9, 2008, our Board approved and adopted the amended and restated Thor Industries, Inc. Deferred Compensation Plan (our “Deferred Compensation Plan”), which was amended and restated primarily to comply with Section 409A of the Code. The general purpose of our Deferred Compensation Plan is to provide our eligible employees with the benefits of an unfunded, non-qualified deferred compensation program.

Under our Deferred Compensation Plan, participants may elect to defer portions of their salary and bonus amounts. The amounts are credited to the participant’s individual account, which is credited with earnings and losses based on the performance of certain investment funds selected by us and elected by the participant. The Company does not make any contributions to our Deferred Compensation Plan.

Participants are vested in their elective deferrals at all times. Vested benefits become payable under our Deferred Compensation Plan (i) upon the participant’s separation from service, (ii) upon the occurrence of a change in control, (iii) upon the participant’s death or disability or (iv) in connection with a severe financial hardship due to an unforeseen emergency (but in this case amounts payable are limited to the amount necessary to satisfy the emergency plus anticipated taxes). In each case, payment will be made within ninety (90) days following the event triggering the payment unless the participant is determined by our Board to be a specified employee under Section 409A of the Code and the payment trigger is the participant’s separation from service, in which case the payment will be delayed for a period of six (6) months.

Prior to a participant’s attainment of age fifty-five (55), all benefits are paid in lump sum. Benefits paid following

38

the participant’s attainment of age fifty-five (55) may be paid in lump sum or in equal installments not to exceed five (5) years, as elected by the participant in his or her initial election. Payments of amounts under our Deferred Compensation Plan are paid in cash from our general funds and any right to receive payments from us under our Deferred Compensation Plan will be no greater than the right of one of our unsecured creditors.

Our Compensation and Development Committee administers our Deferred Compensation Plan. Our Compensation and Development Committee has the ability to modify or terminate the plan, provided that any modification or termination does not adversely affect the rights of any participant or beneficiary as to amounts under the plan. Our Compensation and Development Committee also has the ability to terminate our Deferred Compensation Plan and accelerate the payments of all vested accounts in connection with certain corporate dissolutions or changes of control, provided that the acceleration is permissible under Section 409A of the Code. Our Deferred Compensation Plan is intended to comply with Section 409A of the Code.

Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers

Except for potential payments to Messrs. Farman and Riegel described below and payments under our Deferred Compensation Plan, as of July 31, 2012, there were no potential obligations owed to our NEOs or their beneficiaries under existing plans or arrangements, whether written or unwritten, in the event of a change in control or termination of employment, including because of death, disability or retirement.

We have not entered into any employment or similar agreements with any NEO with provisions regarding severance or change in control benefits except for a May 2008 employment offer letter with Mr. Farman. Mr. Farman resigned from the Company effective October 12, 2012. The Company entered into an agreement with Mr. Farman to pay him total cash compensation equal to $850,000, to vest all options that were to become due within one calendar year of the resignation, and to pay for COBRA health benefits for a maximum period of eighteen (18 months). Upon Mr. Farman’s resignation, there were no change in control agreements or obligations owed to any of our NEOs.

Mr. Riegel resigned from his position as an officer with the Company on August 12, 2012. Mr. Riegel remains with the Company in the role of a consultant through September 30, 2013 at an annual salary of $300,000.

Our Deferred Compensation Plan provides for payment of the vested deferred amounts upon termination of employment and following a change in control. Under our Deferred Compensation Plan, if a NEO’s employment terminated on July 31, 2012, or if the NEO died or became disabled, the entire vested account balance (reported in the “Aggregate Balance at 7/31/12” column of the Non-Qualified Deferred Compensation table above) would be paid. A change in control would also trigger payment to the NEO.

Certain Relationships and Transactions with Management

The Foundation (as defined above) and Mr. Orthwein own Cash Flow Management, Inc. (“Cash Flow Management”). For Fiscal Year 2012, we paid Cash Flow Management $100,000 to cover certain costs, including office rent and utilities for offices used by Messrs. Orthwein and Riegel.

Mr. Siegel serves as a co-executor of the Estate of Wade F. B. Thompson (the “Estate”), formerly one of our largest stockholders and holder of shares of our Common Stock previously owned by the late Mr. Thompson. On each of August 12, 2011, and January 18, 2012, we entered into repurchase agreements to purchase shares of our Common Stock from the Estate in separate private transactions. Pursuant to the terms of the repurchase agreements, we purchased from the Estate an aggregate of 2,000,000 shares of our Common Stock for an aggregate purchase price of $48,500,000. The repurchase transactions were evaluated and approved by members of our Board other than Mr. Siegel. Mr. Siegel did not receive any fees in connection with the repurchase transactions.

Our Audit Committee is required to review and approve all related party transactions that are required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. All such related party transactions must also be approved by the disinterested members of our Board if required by Delaware General Corporation Law. Through its review for Fiscal Year 2012 activity, the Audit Committee identified no such transactions other than disclosed above.

Additional Corporate Governance Matters

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than ten percent (10%) of our securities with the Securities and Exchange Commission and the NYSE. Specific due dates have been established and we are required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of the filings furnished to us, or written representations that no such filings were required, the Company believes that all filing requirements were satisfied by each of our officers, directors and ten percent (10%) stockholders during Fiscal Year 2012.

Stockholder Proposals

Proposals by Stockholders that are intended to be presented at the 2013 Annual Meeting of Stockholders must be received by the Company on or before July 3, 2013, to be included in the Proxy Statement and form of proxy for the 2013 Annual Meeting of Stockholders.

Notice of a Stockholder proposal for the 2013 Annual Meeting of Stockholders submitted outside the processes of Rule 14a-8 of the Exchange Act which is not received on or before September 16, 2013, will be considered untimely. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with applicable requirements.

Other Matters

Management knows of no other matters that will be presented for consideration at the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

W. Todd Woelfer
Senior Vice President, General Counsel and Corporate Secretary

November 5, 2012

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time on December 10, 2012.

Vote by Internet
• Go to www.envisionreports.com/THO • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

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A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Andrew E. Graves	☐	☐	02 - Alan Siegel	☐	☐	03 - Geoffrey A. Thompson	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal Year 2013.	☐	☐	☐	3.	Say on Pay - An advisory vote to approve the compensation of our Named Executive Officers.	☐	☐	☐

	Such other business as may properly come before the Meeting or any adjournments or postponements thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — Thor Industries, Inc.

ANNUAL MEETING OF STOCKHOLDERS, DECEMBER 11, 2012, at 1:00 p.m. ET

The Cornell Club, 6 East 44th Street, New York, NY

The undersigned stockholder of Thor Industries, Inc. hereby appoints Peter B. Orthwein and W. Todd Woelfer and each of them, with power of substitution and revocation to each, as proxies to appear and vote all shares of Thor Industries, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The Cornell Club, 6 East 44th Street, New York, NY on December 11, 2012, at 1:00 p.m., local time, and any adjournments or postponements thereof, hereby revoking any proxy heretofore given, notice of which meeting and related proxy statement have been received by the undersigned.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND SHALL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTORS SET FORTH UNDER PROPOSAL #1, PROPOSAL #2, AND PROPOSAL #3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE, AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.